1940 Act File No. 811-23017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☐ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☑ AMENDMENT NO. 2

BlueArc Multi-Strategy Fund

Principal Executive Offices

17605 Wright Street, Suite 2

Omaha, NE 68130

(402) 493-4603

Agent for Service

The Corporation Trust Company

Corporation Trust Center

1209 Orange St.

Wilmington, DE 19801

Copies of information to:

JoAnn Strasser, Esq. Thompson Hine LLP 41 South High Street, Suite 1700 Columbus, OH 43215 (614) 469-3200	James Ash, Esq. Gemini Fund Services, LLC 80 Arkay Drive Hauppauge, NY 11788 (631) 470-2619

EXPLANATORY NOTE

This amended Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

PART A — INFORMATION REQUIRED IN A PROSPECTUS

PART B — INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

The information required to be included in this Registration Statement by Part A and Part B of Form N-2 is contained in the private offering memorandum that follows.

PART A

BlueArc Multi-Strategy Fund

PRIVATE OFFERING MEMORANDUM

Shares of Beneficial Interest
$25,000 minimum purchase

April 10, 2015

AN AMENDED REGISTRATION STATEMENT TO WHICH THIS MEMORANDUM RELATES HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, SHARES OF BENEFICIAL INTEREST IN THE REGISTRANT ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH SHARES WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(a)(2) OF THE 1933 ACT. INVESTMENT IN THE REGISTRANT MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY INTERESTS IN THE REGISTRANT. SHARES OF THE BLUEARC MULTI-STRATEGY FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. there is no secondary market for the shares of the Fund and the Fund expects that no secondary market will develop.

The shares of beneficial interest of BlueArc Multi-Strategy Fund (the "Fund") described in this Private Offering Memorandum ("Memorandum") have not been and will not be registered under the 1933 Act, or the securities laws of any of the States of the United States. The offering contemplated by this Memorandum will be made in reliance upon an exemption from the registration requirements of the 1933 Act for offers and sales of securities which do not involve any public offering, and analogous exemptions under state securities laws.

This Memorandum shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of shares of the Fund in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale. No person has been authorized to make any representations concerning the Fund that are inconsistent with those contained in this Memorandum. Prospective investors should not rely on any information not contained in this Memorandum or the appendices hereto.

This Memorandum is intended solely for the use of the person to whom it has been delivered for the purpose of evaluating a possible investment by the recipient in the shares of the Fund described herein, and is not to be reproduced or distributed to any other persons (other than professional advisers of the prospective investor receiving this document). Notwithstanding the foregoing and any other provision or statement in any offering document of the Fund (including the Subscription Application), but subject to restrictions reasonably necessary to comply with federal or state securities laws, an investor (and each employee, representative or other agent of the investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and the offering of its units and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure.

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Prospective investors should not construe the contents of this Memorandum as legal, tax or financial advice. Each prospective investor should consult his or her own professional advisers as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund for such investor.

These securities are subject to substantial restrictions on transferability and resale and may not be transferred or resold except as permitted under the 1933 Act and applicable state securities laws, pursuant to registration or exemption therefrom.

In making an investment decision, investors must rely upon their own examination of the Fund and the terms of the offering, including the merits and risks involved. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Fund's shares or passed upon the adequacy of the disclosure in this Memorandum. Any representation to the contrary is a criminal offense.

To ensure compliance with the requirements imposed by the U.S. Treasury Department in Circular 230, you are hereby informed that (i) any tax advice contained in this Memorandum is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the Internal Revenue Code of 1986, as amended, (ii) any such advice is written to support the promotion or marketing of the transactions or matters addressed in this Memorandum, and (iii) each investor and potential investor should seek advice based on its particular circumstances from an independent tax advisor.

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SUMMARY OF TERMS

The Fund . BlueArc Multi-Strategy Fund is a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company. The Fund privately offers and sells its Shares in large minimum denominations to certain investors (each such eligible investor, a "Shareholder"). The Fund makes periodic tender offers (generally quarterly) to repurchase 5% of its Shares, or at such times and in such amounts as the Fund's Board of Trustees may determine. However, the Fund's Board of Trustees may temporarily suspend the repurchase program at any time and investors cannot require that the Fund repurchase their shares.

Securities Offered . The Fund engages in a continuous offering of shares on a monthly basis. The Fund is authorized as a Delaware statutory trust to issue an unlimited number of shares. The Fund is offering to sell, through its placement agent (hereinafter "distributor"), under the terms of this Memorandum shares of beneficial interest, at net asset value ("NAV"). The initial net asset value is $10.00 per share. The minimum initial investment by a shareholder is $25,000. Subsequent investments may be made with at least $1,000. The Fund is offering to sell its shares, on a continual monthly basis, through its distributor. The distributor is not required to sell any specific number or dollar amount of the Fund's shares, but will use reasonable efforts to sell the shares. During the continuous offering, shares will be sold at the net asset value of the Fund next determined. The Fund's monthly closing date for issuing shares is the last business day of the month (each a "Closing Date"). Prior to the receipt and acceptance of an investor subscription application, an investor's funds will be held in escrow until the relevant Closing Date.

Eligible Investors. Shares will be sold only to "Eligible Investors", that is those that represent that they are "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. To purchase Shares of the Fund, a prospective investor will be required to certify that the Shares are being acquired directly or indirectly for the account of an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. An "accredited investor" includes, among other investors, a natural person who has a net worth (or a joint net worth with that person's spouse) immediately prior to the time of purchase in excess of $1 million, or income in excess of $200,000 (or joint income with the investor's spouse in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year, and certain legal entities some of which may be required to have total assets exceeding $5 million. Investors who are "accredited investors" are referred to in this Memorandum as "Eligible Investors." Existing shareholders seeking to purchase additional Shares will be required to qualify as Eligible Investors at the time of the additional purchase.

Investment Co-Advisers . BlueArc Capital Management, LLC and Keel Point, LLC.

Investment Objective and Policies. The Fund seeks long-term capital appreciation. The Fund pursues its investment objective using a fund-of-funds approach by investing

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primarily in privately-offered investment funds commonly known as hedge funds ("Underlying Funds"). These Underlying Funds are typically privately placed with investors without registration with the SEC and may employ any amount of leverage and hedging strategies as well as pay their managers performance fees on gains. Underlying Funds are typically organized as (1) limited partnerships, (2) limited liability companies, (3) corporations, and (4) other types of pooled investment vehicles. The Fund invests without restriction as to Underlying Fund legal entity type, market capitalization or country of domicile. The Fund also invests without restriction as to the country, capitalization, credit quality, currency or debt maturity and structure of individual securities or derivatives held through Underlying Funds. The majority of the Fund's investments will be purchased in private placements and are not publicly traded or are traded in over-the-counter markets that have less liquidity than exchange-traded securities. Consequently, the majority of the Fund's investments are illiquid.

Investment Strategy. The Fund's co-advisers jointly select Underlying Funds that they believe present the best opportunity for achieving long-term, risk-adjusted capital appreciation with lower correlations to traditional asset classes than are otherwise available through the public markets. The Underlying Fund selection process begins with an analysis of the record of past performance and a thorough understanding of the Underlying Fund's management team and its investment style. Underlying Funds are selected on the basis of various criteria, generally including the following:

  Manager performance over various time periods and market cycles
  Manager reputation, experience and training
  Manager articulation of, and adherence to, its investment philosophy
  Manager discipline and effectiveness of its due diligence and risk management
  Underlying Fund's fee structure

The co-advisers monitor each Underlying Fund and maintain contact with each Underlying Fund manager in order to continually assess its strategy and results. The co-advisers may redeem from an Underlying Fund and re-allocate assets among other strategies and managers, when a better Underlying Fund becomes available or if an Underlying Fund's performance or management is deemed unsatisfactory.

Underlying Funds. The managers of the Underlying Funds employ a variety of investment strategies to generate investment returns. Collectively, Underlying Funds selected for the Fund represent a range of hedge fund investment strategies. Some of the strategies in which the Fund may choose to invest are long/short equity, event-driven equity and debt, global macro, credit-based, distressed credit, and non-directional. Underlying Funds may employ unlimited leverage and derivatives-based or securities-based hedging strategies. Underlying Funds would typically be investment companies but for the exemptions under Section 3(c)(1) or 3(c)(7) of the 1940 Act.

This summary does not contain all of the information that you should consider before investing in the shares. You should review the more detailed information contained or incorporated by reference in this Memorandum, particularly the information set forth under the heading "Risk Factors."

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Summary of Risks.

Investing in the Fund involves risks, including the risk that you may receive little or no return on your investment or that you may lose a significant part of your investment. Therefore, before investing you should carefully consider the following risks that you assume when you invest in the Fund's shares. See "Risk Factors." The following describes the indirect risks faced by the Fund through investing in Underlying Funds as well as its direct risks.

Credit Risk. Issuers of debt securities may not make scheduled interest and principal payments, resulting in losses to the Fund. In addition, the credit quality of securities held may be lowered if an issuer's financial condition changes.

Derivatives Risk. Underlying Funds will invest a percentage of their assets in derivatives, (which may be used for hedging, speculation, or as substitutes for traditional securities) such as futures, swaps and options contracts. The use of such derivatives may indirectly expose the Fund to additional risks that it would not be subject to if it invested directly in the securities and commodities underlying those derivatives. Derivative risks include: (i) imperfect correlation between the changes in market value of derivatives and the securities or indices on which they are based; (ii) illiquidity under certain market conditions; (iii) trading restrictions or limitations imposed by an exchange, or government regulations that may restrict trading and (iv) leverage, which will magnify losses.

Equity Risk. Common and Preferred Stock markets can be volatile. In other words, the prices of stocks can fall rapidly in response to developments affecting a specific company or industry, or to changing economic, political or market conditions. Preferred stock prices generally decline when interest rates rise.

Fixed Income Risk. Typically, a rise in interest rates causes a decline in the value of fixed income securities.

Foreign Investment Risk. Foreign investing involves risks not typically associated with U.S. investments, including adverse fluctuations in foreign currency values, adverse political, social and economic developments, less liquidity, greater volatility, less developed or less efficient trading markets, political instability and differing auditing and legal standards.

High Yield Risk. Lower-quality debt securities, known as "high yield" or "junk" bonds, present greater risk than bonds of higher quality, including an increased risk of default. An economic downturn or period of rising interest rates could adversely affect the market for these bonds and reduce the Fund's ability to sell its bonds. The lack of a liquid market for these bonds could decrease the Fund's share price. Additionally, high yield issuers may seek bankruptcy protection which will delay resolution of bond holder claims and may eliminate or materially reduce liquidity.

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Issuer and Non-Diversification Risk. The value of a specific security can perform differently from the market as a whole for reasons related to the investment manager or issuer, such as management performance, financial leverage and reduced demand for the respective products and services. The Fund's performance may be more sensitive to any single economic, business, political or regulatory occurrence because the Fund may invest more than 5% of its total assets in the securities of one or more issuers.

Leveraging Risk. The use of leverage, such as borrowing money to purchase securities, will cause the Fund or an Underlying Fund to incur additional expenses and significantly magnify losses in the event of underperformance of the assets purchased with borrowed money. The 1940 Act limits the Fund's borrowing to 1/3 of assets.

Liquidity Risk. There is currently no secondary market for the shares and the Fund expects that no secondary market will develop. Limited liquidity is provided to shareholders only through the Fund's repurchase offers. There is no guarantee that shareholders will be able to sell all of the shares they desire in a repurchase offer. The Fund's investments are also subject to liquidity risk because they generally offer only quarterly redemption.

Management Risk. The co-adviser's judgments about the attractiveness, value and potential appreciation of securities in which the Fund invests may prove to be incorrect and may not produce the desired results. The co-advisers have no experience managing a closed-end fund.

Market Risk. An investment in the Fund's shares is subject to investment risk, including significant loss of the principal amount invested. An investment in the Fund's shares represents an indirect investment in the securities owned by the Fund. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably.

New Offering with No Operating History. If the Fund commences operations under inopportune market or economic conditions, it may not be able to achieve its investment objective. The co-advisers have no experience managing a closed-end fund. If the Fund fails to achieve its estimated size it will be difficult to implement the Fund's strategy and if the Expense Limitation is not renewed, expenses will be higher than expected.

Repurchase Policy Risks. Repurchases by the Fund of its shares typically will be funded from sales of portfolio securities or borrowings from a line of credit. However, payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than the co-advisers otherwise would liquidate such holdings, potentially resulting in losses, and may increase the Fund's portfolio turnover. If the Fund borrows to finance repurchases, interest on any such borrowing will negatively affect shareholders who do not tender their shares in a repurchase offer by increasing the Fund's expenses and reducing any net investment income. The Fund's quarterly repurchase offers are a shareholder's only means of liquidity with respect to his or her shares.

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Small and Medium Capitalization Company Risk. Compared to investment companies that focus only on securities of large capitalization companies, the Fund's NAV may be more volatile because it also invests in medium and small capitalization companies. Compared to larger companies, medium and small capitalization companies are more likely to have (i) more limited product lines or markets and less mature businesses, (ii) fewer capital resources, (iii) more limited management depth and (iv) shorter operating histories. Further, compared to larger companies, the securities of small and medium capitalization companies are more likely to be harder to sell.

Underlying Funds Risk. Fund shareholders will bear two layers of fees and expenses: asset-based fees and expenses at the Fund level, and asset-based fees, incentive allocations or fees and expenses at the Underlying Fund level. Underlying Funds are subject to liquidity risk, valuation risk, leverage risk, and investors in the Underlying Funds, such as the Fund, are not entitled to the protections of the 1940 Act, including custody of assets protections. Underlying Funds may have limited operating histories. Underlying Funds are subject to specific investment strategy-based risks, such as short-selling, depending on the nature of the fund. Short selling is inherently leveraged and may result in significant losses if securities sold short increase in value. There is no guarantee that any of the trading strategies used by the managers retained by an Underlying Fund will be profitable or avoid losses.

Investment Co-Advisers and Fees. BlueArc Capital Management, LLC and Keel Point, LLC, the investment co-advisers to the Fund, are each registered with the SEC as an investment adviser under the Investment Advisors Act of 1940, as amended. The co-advisers are entitled to receive a monthly fee, one-half of which is paid to each, at the annual rate of 1.50% of the Fund's daily average net assets. The co-advisers and the Fund have entered into an expense limitation and reimbursement agreement (the "Expense Limitation Agreement") under which the co-advisers have agreed contractually to waive its fees and to pay or absorb the ordinary operating expenses of the Fund (including organizational and offering expenses, but excluding interest, extraordinary expenses and Underlying Fund fees), to the extent that they exceed 2.50% per annum of the Fund's average daily net assets through December 31, 2015 (the "Expense Limitation"). In consideration of the co-adviser's agreement to limit expenses, the Fund has agreed to repay the co-advisers in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement for fees and expenses will be made only if payable not more than three years from the end of the fiscal year in which they were incurred; and (2) the reimbursement may not be made if it would cause the Expense Limitation to be exceeded. The Expense Limitation Agreement will remain in effect at least until December 31, 2015, unless and until the Board approves its modification or termination. This agreement may be terminated only by the Fund's Board of Trustees. After December 31, 2015 the Expense Limitation Agreement may be renewed at the co-adviser's and Board's discretion. See "Management of the Fund" below.

Conflicts of Interest. As a general matter, certain conflicts of interest may arise in connection with a portfolio manager's management of a fund's investments, on the one hand, and the investments of other accounts for which the portfolio manager is

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responsible, on the other. For example, it is possible that the various accounts managed could have different investment strategies that, at times, might conflict with one another to the possible detriment of the Fund. Alternatively, to the extent that the same investment opportunities might be desirable for more than one account, possible conflicts could arise in determining how to allocate them. The co-advisers have adopted policies and procedures and have structured portfolio manager compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

Administrator, Accounting Agent and Transfer Agent. Gemini Fund Services, LLC ("GFS") will serve as the administrator, accounting agent and transfer agent of the Fund. See "Management of the Fund."

Fund Fees and Expenses. The Fund will bear all expenses incurred in the business of the Fund, including any charges and fees to which the Fund is subject as an investor in the Underlying Funds. The Fund is expected to incur organizational and offering expenses of approximately $100,000 in connection with this offering. It is expected that, for purposes of calculating net asset value, the Fund's offering costs will be capitalized and amortized over the 12-month period beginning with commencement of investment operations. The Fund will also bear certain ongoing offering costs associated with the Fund's continuous offering of Shares. The Fund, by investing in the Underlying Funds, will indirectly bear its pro rata share of the expenses incurred in the business of the Underlying Funds. See "Estimated Fund Expenses." Gemini Fund Services, LLC, as the administrator, accounting agent and transfer agent to the Fund is paid an annual fee calculated based upon the average net assets of the Fund, subject to a minimum monthly fee, and will reimburse certain expenses.

Board of Trustees. The Trustees have overall responsibility for monitoring and overseeing the Fund's investment program and its management and operations. A majority of the Trustees are not "interested persons" (as defined by the 1940 Act) of the Fund or each co-adviser. See "Management of the Fund" below.

Closed-End Fund Structure. Closed-end funds differ from open end management investment companies (commonly referred to as mutual funds) in that closed-end funds do not typically redeem their shares at the option of the shareholder. Rather, closed-end fund shares typically trade in the secondary market via a stock exchange. Unlike many closed-end funds, however, the Fund's shares will not be listed on a stock exchange. Instead, the Fund will provide limited liquidity to shareholders by offering to repurchase a limited amount of shares (generally, 5% quarterly), which is discussed in more detail below. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the shares and should be viewed as a long-term investment.

Investor Suitability. An investment in the Fund involves a considerable amount of risk. It is possible that you will lose money. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the shares and should be viewed as a long-term investment. Before making your investment decision,

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you should (i) consider the suitability of this investment with respect to your investment objectives and personal financial situation and (ii) consider factors such as your personal net worth, income, age, risk tolerance and liquidity needs.

Application for Shares. Prior to the receipt and acceptance of an investor subscription application, an investor's funds will be held in escrow until the relevant closing date. The minimum initial investment by a shareholder is $25,000. Subsequent investments may be made with at least $1,000. Purchase proceeds do not represent the Fund's capital or become the Fund's assets until the last business day of the relevant calendar month (each a Closing Date). Any amounts received in advance of initial or additional purchases of Shares are placed in a non-interest-bearing account with the Fund's Custodian (as defined herein) prior to the amounts being invested in the Fund. The Fund reserves the right to reject any purchase of Shares in certain circumstances (including when the Fund has reason to believe that such purchase would be unlawful). Unless otherwise required by applicable law, any amount received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective investor.

Private Placement of Shares. Northern Lights Distributors, LLC acts as the placement agent for the Fund (the "distributor"). The Fund itself may also accept offers to purchase Shares that it receives directly from investors. The Fund is not obligated to sell to a broker or dealer any Shares, including those that have not been placed with Eligible Investors. The distributor may compensate brokers or dealers in connection with the sale and distribution of the Shares. In addition, the co-advisers may compensate out of their own resources, and not the assets of the Fund, certain financial intermediaries, in connection with the sale of Shares and other investor services such intermediaries may provide.

Valuation. The Fund's Board of Trustees has approved procedures pursuant to which the Fund will value its investments in Underlying Funds at fair value. In accordance with these procedures, fair value as of the last business day of each month-end ordinarily will be the value most recently determined and reported to the Fund by each Underlying Fund in accordance with the Underlying Fund's valuation policies. As a general matter, the fair value of the Fund's interest in an Underlying Fund will represent the amount that the Fund could reasonably expect to receive from an Underlying Fund if the Fund's interest were redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Fund believes to be reliable. Prior to investing in any Underlying Fund, the co-advisers will conduct a due diligence review of the valuation methodology utilized by the Underlying Fund, which as a general matter will utilize market values when available, and otherwise utilize principles of fair value that the co-advisers reasonably believe to be consistent with those used by the Fund for valuing its own investments. In addition, the procedures approved by the Board of Trustees provide, in part, that the co-advisers will review the valuations provided by the managers to the Underlying Funds. However, neither the co-advisers nor the Board of Trustees will be able to confirm independently the accuracy of valuations provided by such Underlying Fund managers (which are unaudited). Accordingly, the valuations of the Underlying Fund managers generally will be relied upon by the Fund. Although the procedures approved by the Fund's Board of Trustees provide that the co-advisers will

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review the valuations provided by the Underlying Funds, neither of the co-adviser, nor the Board of Trustees will typically be able to confirm independently the accuracy of valuations provided by the Underlying Funds (which are unaudited). In addition, the net asset values or other valuation information received from the Underlying Funds will typically be subject to revision through the end of each Underlying Fund's annual audit. Other securities held by the Fund will be valued current market values determined on the basis of market quotations, if available.

Distribution Policy. The Fund intends to make a dividend distribution at least annually, to its shareholders of its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. If, for any distribution, investment company taxable income (which term includes net short-term capital gain), if any, and net tax-exempt income, if any, is less than the amount of the distribution, then the difference will generally be a tax-free return of capital distributed from the Fund's assets.

Repurchases of Shares. Investors do not have the right to require the Fund to repurchase their Shares. However, the Fund may, from time to time, provide liquidity to Investors by offering to repurchase Shares pursuant to written tender offers. Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board of Trustees, in its sole discretion. The co-advisers expect that, generally, they will recommend to the Board that the Fund offer to repurchase 5% of Shares from Investors on a quarterly basis, with such repurchases to occur as of the first business day following each March 31, June 30, September 30 and December 31. Each repurchase offer will generally commence approximately 130 days prior to the applicable repurchase date. If a repurchase offer is oversubscribed by Investors who tender Shares, the Fund may extend the repurchase offer, repurchase a pro rata portion of the Shares tendered, or take any other action permitted by applicable law. In addition, the Fund may repurchase Shares of Investors if, among other reasons, the Fund determines that such repurchase would be in the interest of the Fund. The Fund may be subject to lock-up periods by certain Underlying Funds. During any such period, the Fund will not be permitted to withdraw its investment from the applicable Underlying Fund. In addition, some Underlying Funds may, from time to time, suspend completely or restrict withdrawal rights for an indefinite period of time. During such times, the Fund may not be able to liquidate its holdings in such Underlying Funds to meet repurchase requests. As a result, the Fund may not be able to offer liquidity to Investors through repurchase offers. Furthermore, if the Fund seeks to liquidate its investment in an Underlying Fund that maintains a "side pocket," the Fund may not be able to fully liquidate its investment without delay, and such delay could be substantial. Accordingly, the Fund may need to temporarily suspend or postpone repurchase offers if it is not able to dispose of its interests in Underlying Funds in a timely manner. See "Repurchases and Transfers of Shares" below.

U.S. Federal Income Tax Matters. The Fund intends to elect to be treated and intends to qualify each year for taxation as a regulated investment company under Subchapter M of the Internal Revenue Code (the "Code"). In order for the Fund to qualify as a

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regulated investment company, it must meet an income and asset diversification test each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its shareholders) will not be subject to federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on regulated investment companies, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund anticipates meeting these distribution requirements. See "U.S. Federal Income Tax Matters" below.

ERISA Considerations. Investors subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Code, and other tax-exempt entities, including employee benefit plans, individual retirement accounts (each, an "IRA"), and 401(k) and Keogh Plans may purchase Shares. Because the Fund will be registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be "plan assets" of the Benefit Plans (as defined below) investing in the Fund for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and Section 4975 of the Code. Thus, each co-advisers will not be a fiduciary within the meaning of ERISA with respect to the assets of any Benefit Plan that becomes an Investor with respect to the assets of the Fund. The Fund may utilize leverage and expects that the Underlying Funds will utilize leverage in varying degrees as part of their investment strategies. For this reason, among potentially others, the Fund expects that its investments and investment activities will give rise to "unrelated business taxable income" ("UBTI") to a tax-exempt investor (including an IRA). A tax-exempt Investor may be required to make tax payments, including estimated tax payments, and file an income tax return for any taxable year in which it has UBTI. To file the return, it may be necessary for the IRA or other tax-exempt Investor to obtain an Employer Identification Number. Charitable remainder trusts may not purchase Shares.

Term. The Fund's term is perpetual unless it is otherwise dissolved under the terms of its formation documents.

Shareholder Reports. The Fund will furnish to investors as soon as practicable after the end of each calendar year information on IRS Form 1099 as is necessary for Investors to complete U.S. federal and state income tax or information returns, along with any other tax information required by law. The Fund also will send to investors a semi-annual and an audited annual report generally within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.

Fiscal Year and Taxable Year. For accounting purposes, the 12-month period ending April 30th of each year will be the fiscal year. For tax purposes, the 12-month period ending October 31st of each year will be the taxable year of the Fund.

Dividend Reinvestment Policy. The Fund intends to make distributions of investment company taxable income after payment of the Fund's operating expenses at least

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annually and net capital gains annually. Unless a shareholder elects otherwise, the shareholder's distributions will be reinvested in additional shares under the Fund's dividend reinvestment policy. Shareholders who elect not to participate in the Fund's dividend reinvestment policy will receive all distributions in cash paid to the shareholder of record (or, if the shares are held in street or other nominee name, then to such nominee). See "Dividend Reinvestment Policy" below.

Custodian. MUFG Union Bank, N.A. will serve as the Fund's custodian and escrow agent. See "Management of the Fund."

SUMMARY OF FUND EXPENSES

Annual Expenses (as a percentage of net assets attributable to shares)
Management Fees		1.50%
Other Expenses		0.62%
Shareholder Servicing Expenses	0.25%
All Non-Shareholder Servicing Other Expenses [1]	0.37%
Acquired Fund Fees and Expenses [2]		2.00%
Total Annual Expenses [3]		4.12%

1 Estimated for the first 12 months of Fund operations.

2 Acquired Fund Fees and Expenses are the indirect costs of investing in other investment companies such as hedge funds and money market mutual funds. The operating expenses in this fee table will not correlate to the expense ratio in the Fund's financial highlights, when issued, because the financial statements, when issued, include only the direct operating expenses incurred by the Fund. Estimated for the first 12 months of Fund operations. The agreements related to investments in Underlying Funds provide for compensation to the Underlying Fund managers in the form of management fees (generally, 1% to 2%) and performance-based incentive allocations (generally, 20% to 25% of net profits earned). Future fees and expenses of the Underlying Funds in which the Fund may invest may be substantially higher or lower than those shown because certain fees are based on the performance of the Underlying Funds, which may fluctuate over time.

3 The co-advisers and the Fund have entered into an expense limitation and reimbursement agreement (the "Expense Limitation Agreement") under which the co-advisers have agreed contractually to waive its fees and to pay or absorb the ordinary annual operating expenses of the Fund (including organizational and offering expenses, but excluding interest, brokerage commissions, acquired fund fees and expenses, such as those of Underlying Funds, and extraordinary expenses), to the extent that they exceed 2.50% per annum of the Fund's average daily net assets through at least December 31, 2015 (the "Expense Limitation"). In consideration of the co-adviser's agreement to limit the Fund's expenses, the Fund has agreed to repay the co-advisers in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement for fees and expenses will be made only if payable not more than three years from the end of the fiscal year in which they were incurred; and (2) the reimbursement may not be made if it would cause the Expense Limitation to be exceeded. The Expense Limitation Agreement will remain in effect as described above unless and until the Board approves its modification or termination. This agreement may be terminated only by the Fund's Board of Trustees on 60 days written notice to the co-advisers. See "Management of the Fund."

The Fund's Expenses Table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. More information about management fees, fee waivers and other expenses is available in "Management of the Fund" below.

The following example illustrates the hypothetical expenses that you would pay on a $25,000 investment assuming annual expenses attributable to shares remain unchanged and shares earn a 5% annual return:

Example	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $25,000 investment, assuming a 5% annual return	$1,035	$3,131	$5,265	$10,765
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If shareholders request repurchase proceeds be paid by wire transfer, such shareholders will be assessed an outgoing wire transfer fee at prevailing rates charged by GFS, currently $15. The Fund will also pay organizational and offering costs in connection with the initial offering of the shares estimated to be approximately $100,000, which are subject to the 2.50% per annum limitation on expenses. The organizational expenses are recorded as they are incurred, while the offering expenses will be amortized over the first twelve months of the Fund's operations. The Fund's offering costs and organizational expenses are borne by Fund shareholders as an expense of the Fund. The purpose of the above table is to help a holder of shares understand the fees and expenses that such holder would bear directly or indirectly. The example should not be considered a representation of actual future expenses. Actual expenses may be higher or lower than those shown.

FINANCIAL HIGHLIGHTS

Because the Fund is newly formed and has no performance history as of the date of this Memorandum, a financial highlights table for the Fund has not been included in this Memorandum.

THE FUND

The Fund is a newly organized, continuously offered, non-diversified, closed-end management investment company. The Fund was organized as a Delaware statutory trust on August 14, 2014 and has no operating history. The Fund privately offers and sells its Shares in large minimum denominations to certain investors (each such eligible investor, a Shareholder). The Fund makes periodic tender offers (generally quarterly) to repurchase 5% of its Shares, or at such times and in such amounts as the Fund's Board of Trustees may determine. However, the Fund's Board of Trustees may temporarily suspend the repurchase program at any time and investors cannot require that the Fund repurchase their shares. The Fund's principal office is located at 17605 Wright Street, Suite 2, Omaha, NE 68130, and its telephone number is 1-402-493-4603.

USE OF PROCEEDS

The net proceeds of the continuous monthly offering of shares will be invested in accordance with the Fund's investment objective and policies (as stated below) as soon as practicable after each Closing Date. The Fund will pay the organizational costs and offering expenses incurred with respect to its initial and continuous offering, less amounts advanced pursuant to the Expense Limitation. Pending investment of the net proceeds in accordance with the Fund's investment objective and policies, the Fund will invest in money market or short-term fixed-income mutual funds. Investors should expect, therefore, that before the Fund has fully invested the proceeds of the offering in accordance with its investment objective and policies, the Fund's assets would earn interest income at a modest rate. Additionally, while awaiting an opportunity to make Underlying Fund investments, the co-advisers may select mutual funds that are managed with an investment objective of seeking returns similar to the performance of one or more Underlying Fund strategies.

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STRUCTURE

The Fund is a specialized investment vehicle that combines many of the features of an investment fund not registered under the 1940 Act, often referred to as a "private investment fund," or a "hedge fund," with those of a registered closed-end investment fund. The Fund is similar to a private investment fund in that it will be actively managed and Shares will be sold in relatively large minimum denominations in private placements solely to Eligible Investors. In addition, managers of Underlying Funds will typically be entitled to receive, incentive-based compensation. Unlike many private investment funds, however, the Fund, as a registered closed-end investment fund, can offer Shares without limiting the number of Eligible Investors that can participate in its investment program. The structure of the Fund is designed to permit sophisticated investors that desire to invest in a portfolio of private investment funds to do so without making the more substantial capital commitment that would be required to invest directly in multiple private investment funds and without subjecting the Fund to the limitations on the number of Eligible Investors faced by many of those funds.

INVESTMENT OBJECTIVE, POLICIES AND STRATEGIES

Investment Objective and Policies. The Fund seeks long-term capital appreciation. The Fund pursues its investment objective using a fund-of-funds approach by investing primarily in privately-offered investment funds commonly known as hedge funds (Underlying Funds). These Underlying Funds are typically privately placed with investors without registration with the SEC and may employ unlimited leverage and hedging strategies as well as pay their managers performance fees on gains. Underlying Funds are typically organized as (1) limited partnerships, (2) limited liability companies, (3) corporations, and (4) other types of pooled investment vehicles. The Fund invests without restriction as to Underlying Fund legal entity type, market capitalization or country of domicile. The Fund also invests without restriction as to the country, capitalization, credit quality, currency or debt maturity and structure of individual securities or derivatives held through Underlying Funds. The majority of the Fund's investments will be purchased in private placements and are not publicly traded or are traded in over-the-counter markets that have less liquidity than exchange-traded securities. Consequently, the majority of the Fund's investments are illiquid.

Investment Strategy. The Fund's co-advisers select Underlying Funds that they believe present the best opportunity for achieving long-term, risk-adjusted capital appreciation with lower correlations to traditional asset classes than are otherwise available through the public markets. The co-advisers seek to invest in securities of Underlying Funds managed by experienced teams who have historically achieved a high level of success. The co-advisers target managers who it believes have demonstrated outstanding investment capabilities and are well positioned to deliver strong returns going forward. In selecting Underlying Funds, the co-advisers assess the likely risks and returns of the different alternative investment strategies utilized by the Underlying Funds, and evaluates the potential correlation among the Underlying Fund investment strategies under consideration. The co-advisers generally seek to invest in Underlying Funds whose expected risk-adjusted returns are determined to be attractive

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and likely to have low correlations among each other or with the broad equity and fixed-income markets.

Selection

The Underlying Fund selection process begins with an analysis of the record of past performance and a thorough understanding of the Underlying Fund's management team and its investment style. Underlying Funds are selected on the basis of various criteria, generally including the following:

•	Each Underlying Fund manager's performance during various time periods and market cycles
•	Each Underlying Fund manager's reputation, experience and training
•	Each Underlying Fund manager's articulation of, and adherence to, its investment philosophy
•	Each Underlying Fund's presence and deemed effectiveness of its due diligence and risk management discipline
•	Each Underlying Fund's fee structure

Monitoring

The co-advisers carefully monitor all of the Underlying Fund investments made by the Fund. Ongoing monitoring activities to be performed by the co-advisers are:

•	Review current status and developments in Underlying Funds and their investments
•	Attend meetings with Underlying Fund managers
•	Review valuations of unrealized holdings
•	Ensure managers operate in compliance with applicable terms and conditions

The co-advisers monitor each Underlying Fund and maintain contact with each Underlying Fund manager in order to continually asses its strategy and results. The co-advisers dispose of an Underlying Fund to re-allocate assets among strategies, when a better Underlying Fund becomes available, or if an Underlying Fund's performance or management is deemed unsatisfactory.

Underlying Funds. The managers of the Underlying Funds employ a variety of investment strategies to generate investment returns. Collectively, Underlying Funds selected for the Fund represent a range of hedge fund investment strategies. Underlying Funds may employ unlimited leverage and derivatives-based or securities-based hedging strategies. Some of the strategies in which the Fund may choose to invest are summarized below:

Long/Short Fundamental Equities Strategies. Underlying Funds using these strategies invest long in stocks believed to be undervalued relative to their peers or the stock market in general or short in stocks believed to be overvalued relative to their peers or the stock market in general. Underlying Fund managers may also

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typically attempt to minimize market risk by combining long and short positions on specific stocks or by using an offsetting equity futures position to hedge a specific stock.

Event-Driven Equity and Debt Strategies. Underlying Funds using these strategies attempt to capitalize on underpriced equity or debt securities or on positive market trends. These strategies focus on relatively few investments that the Underlying Fund manager believes are undervalued and either offer a margin-of-safety or offer high growth opportunities. These strategies may also focus on special situations, such as mergers, takeovers, tender offers, leveraged buyouts, spin-offs, liquidations, and other corporate reorganizations.

Global Macro Strategies. Underlying Funds using these strategies allocate capital based on multiple technical and fundamental valuation models applied both long and short to equity, fixed income, currency and commodity markets globally. The objective of the global macro strategy is to remain current with primary market trends.

Credit-Based Investment Strategies. Underlying Funds using these strategies invest long and/or short in corporate or other issue debt securities to capture credit opportunities, both income and capital appreciation, across market environments.

Distressed Credit Opportunities Strategies. Underlying Funds using these strategies invest primarily in corporate debt of leveraged companies, as well as debt and equity securities of financially distressed firms that may be undergoing a reorganization or are in the bankruptcy process.

Non-Directional Investment Strategies. Underlying Funds using these strategies attempt to take advantage of perceived market inefficiencies and relative pricing discrepancies while hedging market risk. These strategies focus on identifying relatively undervalued assets such as an equity or bond while reducing market equity or interest rate risk using hedging techniques such as short selling or using short positions in stock market or debt market futures contracts. Consequently, losses on overall market direction may be offset, at least in part by the hedging vehicle and therefore this strategy is intended to be less susceptible to market volatility.

This Memorandum contains a list of the fundamental (those that may not be changed without a shareholder vote) investment policies of the Fund under the heading "Fundamental Policies."

Other Information Regarding Investment Strategy

The Fund may, from time to time, take defensive positions that are inconsistent with the Fund's principal investment strategy in attempting to respond to adverse market, economic, political or other conditions. However, given the illiquid nature of the Fund's investments in Underlying Funds, the Fund's ability to take defensive positions may be substantially limited. During such times, the co-advisers may determine that the Fund

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should invest up to 100% of its assets in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities. In these and in other cases, the Fund may not achieve its investment objective. The co-advisers may invest the Fund's cash balances in any investments they deem appropriate. The co-advisers expect that such investments will be made, without limitation and as permitted under the 1940 Act, in money market funds, repurchase agreements, U.S. Treasury and U.S. agency securities, municipal bonds and bank accounts. Any income earned from such investments is ordinarily reinvested by the Fund in accordance with its investment program. Many of the considerations entering into recommendations and decisions of the co-advisers and the Fund's portfolio managers are subjective.

While awaiting an opportunity to make Underlying Fund investments, the co-advisers may select mutual funds that are managed with an investment objective of seeking returns similar to the performance of one or more Underlying Fund strategies. The co-advisers select mutual funds based on relative expenses, management experience, investment objective and strategy. However, a mutual fund may not be an effective substitute for an Underlying Fund.

The Fund has no current intent to sell securities short, although Underlying Funds may do so. The Fund does not intend to use leverage through issuing preferred shares or issuing debt instruments. However, the Board of Trustees may decide to issue preferred shares or issue debt instruments in the future, subject to the asset coverage requirements of the 1940 Act. The Fund may borrow for investment purposes, for temporary liquidity, or to finance repurchases of its shares, as permitted under the 1940 Act. In addition, the Fund may be deemed to incur economic leverage embedded in instruments in which it may invest.

The frequency and amount of portfolio purchases and sales (known as the "portfolio turnover rate") will vary from year to year. It is anticipated that the Fund's portfolio turnover rate will ordinarily be between 10% and 15%. The portfolio turnover rate is not expected to exceed 100%, but may vary greatly from year to year and will not be a limiting factor when the co-advisers deem portfolio changes appropriate. Although the Fund generally does not intend to trade for short-term profits, the Fund may engage in short-term trading strategies, and securities may be sold without regard to the length of time held when, in the opinion of one or both co-advisers, investment considerations warrant such action. These policies may have the effect of increasing the annual rate of portfolio turnover of the Fund. Higher rates of portfolio turnover would likely result in higher brokerage or placement agent commissions and may generate short-term capital gains taxable as ordinary income. See "Tax Status."

RISK FACTORS

An investment in the Fund's shares is subject to risks. The value of the Fund's investments will increase or decrease based on changes in the prices of the investments it holds. This will cause the value of the Fund's shares to increase or

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decrease. You could lose money by investing in the Fund. By itself, the Fund does not constitute a complete investment program. Before investing in the Fund you should carefully consider the following risks the Fund faces through its investments in Underlying Funds as well as its direct risks. There may be additional risks that the Fund does not currently foresee or consider material. You may wish to consult with your legal or tax advisors, before deciding whether to invest in the Fund.

Credit Risk. There is a risk that debt issuers or obligors will not make payments, resulting in losses to the Fund. In addition, the credit quality of securities may be lowered if an issuer's financial condition changes. Lower credit quality may lead to greater volatility in the price of a security and in shares of the Fund. Lower credit quality also may affect liquidity and make it difficult to sell the security. Default, or the market's perception that an issuer is likely to default, could reduce the value and liquidity of securities, thereby reducing the value of your investment in Fund shares. In addition, default may cause the Fund to incur expenses in seeking recovery of principal or interest on its portfolio holdings.

Derivatives Risk. Underlying Funds will invest a percentage of their assets in derivatives, such as futures and options contracts. The use of such derivatives may expose the Fund to additional risks that it would not be subject to if it invested directly in the securities and commodities underlying those derivatives. The risks associated with the Underlying Funds', and indirectly the Fund's, use of futures, swaps and options contracts include:

•	Experiencing losses that exceed losses experienced by funds that do not use derivatives.
•	There may be an imperfect correlation between the changes in market value of the securities held and the prices of derivatives.
•	Although futures and options contracts are generally liquid instruments, under certain market conditions there may not always be a liquid secondary market. As a result, the Underlying Fund may be unable to close out its contracts at a time which is advantageous.
•	Trading restrictions or limitations may be imposed by an exchange, and government regulations may restrict trading in derivatives.
•	Because option premiums paid or received by the Underlying Fund are small in relation to the market value of the investments underlying the options, buying and selling put and call options can be more speculative than investing directly in securities.
•	Counterparties to over the counter derivatives such as most swaps and certain options may default, resulting in losses.

Equity Risk. Common and Preferred Stock markets can be volatile. In other words, the prices of equity securities can fall rapidly in response to developments affecting a specific company or industry, or to changing economic, political or market conditions. The Fund's investments may decline in value if the equity markets perform poorly. There is also a risk that the Fund's investments will underperform either the securities markets generally or particular segments of the securities markets. Market prices of

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equity securities in broad market segments may be adversely affected by a prominent issuer having experienced losses, by the lack of earnings, by an issuer's failure to meet the market's expectations with respect to new products or services, or even by factors wholly unrelated to the value or condition of the issuer, such as changes in interest rates. Preferred stocks pay a fixed stream of income to investors, and this income stream is a primary source of the long-term investment return on preferred stocks. As a result, the market value of preferred stocks is generally more sensitive to changes in interest rates than the market value of common stocks. In this respect, preferred stocks share many investment characteristics with debt securities.

Fixed Income Risk. When the Fund invests in fixed income securities or obligations, the value of your investment in the Fund will fluctuate with changes in interest rates. Typically, a rise in interest rates causes a decline in the value of fixed income securities. In general, the market price of debt securities with longer maturities will increase or decrease more in response to changes in interest rates than shorter-term securities. Other risk factors include credit risk (the debtor may default) and prepayment risk (the debtor may pay its obligation early, reducing the amount of interest payments). These risks could affect the value of a particular investment, possibly causing the Fund's share price and total return to be reduced and fluctuate more than other types of investments.

Foreign Investment Risk. Foreign investing involves risks not typically associated with U.S. investments, including adverse fluctuations in foreign currency values, adverse political, social and economic developments, less liquidity, greater volatility, less developed or less efficient trading markets, political instability and differing auditing and legal standards. Investing in emerging markets imposes risks different from, or greater than, risks of investing in foreign developed countries. Currency market risk results from the price movement of foreign currency values in response to shifting market supply and demand. Interest rate risk arises whenever a country changes its stated interest rate target associated with its currency. Country risk arises because virtually every country has interfered with international transactions in its currency. Interference has taken the form of regulation of the local exchange market, restrictions on foreign investment by residents or limits on inflows of investment funds from abroad. Restrictions on the exchange market or on international transactions are intended to affect the level or movement of the exchange rate. This risk could include the country issuing a new currency, effectively making the "old" currency worthless.

High Yield Risk. Lower-quality bonds, known as "high yield" or "junk" bonds, present a significant risk for loss of principal and interest. These bonds offer the potential for higher return, but also involve greater risk than bonds of higher quality, including an increased possibility that the bond's issuer, obligor or guarantor may not be able to make its payments of interest and principal. If that happens, the value of the bond may decrease, the Fund's share price may decrease and its income may be reduced. An economic downturn or period of rising interest rates could adversely affect the market for these bonds and reduce the Fund's ability to sell its bonds. Such securities also may include "Rule 144A" securities, which are subject to resale restrictions. The lack of a liquid market for these bonds could decrease the Fund's share price.

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Issuer and Non-Diversification Risk. The value of a specific security can perform differently from the market as a whole for reasons related to the investment manager or issuer, such as management performance, financial leverage and reduced demand for the respective products and services. The Fund's performance may be more sensitive to any single economic, business, political or regulatory occurrence than the value of shares of a diversified investment company because as a non-diversified fund, the Fund may invest more than 5% of its total assets in the securities of one or more issuers.

Leveraging Risk. The use of leverage, such as borrowing money to purchase properties or securities, will cause the Fund or an Underlying Fund to incur additional expenses and significantly magnify losses in the event of underperformance of the assets purchased with borrowed money. The 1940 Act limits the Fund's borrowing to 1/3 of assets. Generally, the use of leverage also will cause the Fund or an Underlying Fund to have higher expenses (primarily interest expenses) than those of funds that do not use such techniques. In addition, a lender may terminate or refuse to renew any credit facility. If the Fund or an Underlying Fund is unable to access additional credit, it may be forced to sell investments at inopportune times, which may further depress the returns of the Fund.

Liquidity Risk . The Fund is a closed-end investment company and designed for long-term investors. Unlike many closed-end investment companies, the Fund's shares are not listed on any securities exchange and are not publicly traded. There is currently no secondary market for the shares and the Fund will not support a secondary market and does not expect that a secondary market will develop. Limited liquidity is provided to shareholders only through the Fund's expected quarterly repurchase offers for 5% of the shares outstanding at NAV. However, the Fund's Trustees may temporarily suspend or change the amount and frequency of the repurchase offers. There is no guarantee that shareholders will be able to sell all of the shares they desire in a quarterly repurchase offer. The Fund's investments are also subject to liquidity risk. Liquidity risk exists when particular investments of the Fund would be difficult to purchase or sell, possibly preventing the Fund from selling such illiquid securities at an advantageous time or price, or possibly requiring the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations.

Management Risk. The co-advisers' judgments about the attractiveness, value and potential appreciation of securities in which the Fund invests may prove to be incorrect and may not produce the desired results. The co-advisers have no experience managing a closed-end fund. The co-advisers' investment strategy is subject to risk because Underlying Funds may have lower and/or more volatile returns than other types of investments The co-advisers' allocation of assets between Underlying Funds and may not produce the desired returns.

Market Risk. An investment in the Fund's shares is subject to investment risk, including significant loss of the principal amount invested. An investment in the Fund's shares represents an indirect investment in the securities owned by the fund. The value of these securities, like other market investments, may move up or down, sometimes

21

rapidly and unpredictably. Underlying Fund investments may be more volatile and/or lower than other segments of the securities market.

New Offering with No Operating History. If the Fund commences operations under inopportune market or economic conditions, it may not be able to achieve its investment objective. The co-advisers have no experience managing a closed-end fund. If the Fund fails to achieve its estimated size and the Expense Limitation is not renewed, expenses will be higher than expected. In addition, it may be difficult to implement the Fund's strategy unless the Fund raises a meaningful amount of assets. The Fund and its co-advisers are subject to restrictions and limitations imposed by the Investment Company Act of 1940, as amended, and the Internal Revenue Code that do not apply to management of individual and institutional accounts and funds.

Repurchase Policy Risks. Quarterly repurchases by the Fund of its shares typically will be funded from available cash or sales of portfolio securities or through a line of credit. However, payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than the co-advisers otherwise would liquidate such holdings, potentially resulting in losses, and may increase the Fund's portfolio turnover. The co-advisers may take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of shares. If the Fund borrows to finance repurchases, interest on any such borrowing will negatively affect shareholders who do not tender their shares in a repurchase offer by increasing the Fund's expenses and reducing any net investment income. To the extent the Fund finances repurchase proceeds by selling investments, the Fund may hold a larger proportion of its net assets in less liquid securities. The Fund's quarterly repurchase offers, if any, are a shareholder's only means of liquidity with respect to his or her shares.

Repurchase of shares will tend to reduce the amount of outstanding shares and, depending upon the Fund's investment performance, its net assets. A reduction in the Fund's net assets may increase the Fund's expense ratio, to the extent that additional shares are not sold. In addition, the repurchase of shares by the Fund may be a taxable event to shareholders. The Fund's quarterly repurchase offers are a shareholder's only means of liquidity with respect to his or her shares. The shares are not traded on a national securities exchange and no secondary market exists for the shares, nor does the Fund expect a secondary market for its shares to exist in the future.

Small and Medium Capitalization Company Risk. Many small or small capitalization companies, may be newly-formed, have limited product lines, limited distribution channels, limited financial and managerial resources. The risks associated with these investments are generally greater than those associated with investments in the securities of larger, more-established companies. This may cause the Fund's NAV to be more volatile when compared to investment companies that focus only on large capitalization companies. Generally, securities of medium and small capitalization companies are more likely to experience sharper swings in market values, less liquid markets, in which it may be more difficult for the co-advisers to sell at times and at prices that the co-advisers believe appropriate and generally are more volatile than

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those of larger companies. Compared to large companies, smaller companies are more likely to have (i) less information publicly available, (ii) more limited product lines or markets and less mature businesses, (iii) fewer capital resources, (iv) more limited management depth and (v) shorter operating histories. Further, the equity securities of smaller companies are often traded over-the-counter and generally experience a lower trading volume than is typical for securities that are traded on a national securities exchange. Consequently, an Underlying Fund may be required to dispose of these securities over a longer period of time (and potentially at less favorable prices) than would be the case for securities of larger companies, offering greater potential for gains and losses and associated tax consequences.

Underlying Funds Risk. Fund shareholders will bear two layers of fees and expenses: asset-based fees and expenses at the Fund level, and asset-based fees, incentive allocations or fees and expenses at the Underlying Fund level. Underlying Funds are subject to liquidity risk because they typically only offer periodic redemptions on a monthly, quarterly or annual basis. Underlying Funds may have limited operating histories. They are subject to valuation risk because they will be priced in the absence of a readily available market based on determinations of fair value, which may prove to be inaccurate. They are subject to leverage risk because there is no regulatory limit on certain types of leverage. Underlying Funds may have limited operating histories. Investors in the Underlying Funds, such as the Fund, are not entitled to the protections of the 1940 Act. For example, they need not have independent boards, may not have custody of assets protections, may not require shareholder approval of advisory contracts, may change investment objective without notice to investors, may employ leverage higher than other investment vehicles such as a mutual fund, may engage in joint transactions with affiliates, and are not obligated to file financial reports with the SEC. Underlying Funds are subject to specific investment strategy-based risks, depending on the nature of the fund. They often engage in speculative investment practices such as leverage, short-selling, arbitrage, hedging, derivatives, and other strategies that may increase investment losses. Short selling is inherently leveraged and may result in significant losses if securities sold short increase in value. There is no guarantee that any of the trading strategies used by the managers retained by an Underlying Fund will be profitable or avoid losses.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board of Trustees is responsible for the overall management of the Fund, including supervision of the duties performed by the co-advisers. The Board is comprised of five trustees. The Trustees are responsible for the Fund's overall management, including adopting the investment and other policies of the Fund, electing and replacing officers and selecting and supervising the Fund's investment co-advisers. The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five years, as well as a description of committees of the Board, are set forth under "Additional Information about Management of the Fund" below.

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Investment Co-Advisers

BlueArc Capital Management, LLC ("BlueArc"), located at One Buckhead Plaza 3060 Peachtree Road Suite 1600, Atlanta, GA 30305 has operated since 2005 managing investments in private equity and hedge fund strategies. As of March 31, 2015, BlueArc managed approximately $530 million in investments on behalf of family offices, institutional investors, and individuals. Ronald Zazworsky, Jr. is the Founder, Managing Director and the Chief Executive Officer of BlueArc and is deemed to control BlueArc as its sole interest holder.

Keel Point, LLC (formerly known as Blue Creek Investment Partners, LLC), with a principal office located at 100 Church Street, Suite 500, Huntsville, AL 35801, was founded in 2003 to provide investment advisory services to families and individuals as well as businesses. As of October 31, 2014, Keel Point, LLC, managed over $300 million in investments. Keel Point, LLC is not deemed to be controlled by any single person or entity. Keel Point Partners, LLC is the sole interest holder of Keel Point, LLC. Keel Point Partners, LLC's interests are held by a diverse group, none of whom has sufficient voting interests to control Keel Point, LLC.

Under the general supervision of the Board of Trustees, the co-advisers will carry out the investment and reinvestment of the net assets of the Fund, will continuously furnish an investment program with respect to the Fund, and determine which securities or investments should be purchased, redeemed, sold or exchanged. In addition, the co-advisers will assist in the supervision and oversight of the Fund's service providers. The co-advisers will furnish to the Fund office facilities, equipment and personnel for servicing the management of the Fund. The co-advisers will compensate all co-adviser personnel who provide services to the Fund. In return for these services, facilities and payments, the Fund has agreed to pay the co-advisers as compensation under the Investment Management Agreement a monthly fee at the annual rate of 1.50% of the Fund's daily average net assets, which is paid equally to the co-advisers. The co-advisers may employ research services and service providers to assist in the co-adviser's market analysis and investment selection.

A discussion regarding the basis for the Board of Trustees' initial approval of the Investment Management Agreement will be available in the Fund's initial annual report to shareholders dated April 30, 2015.

Prior Performance of Portfolio Managers

The portfolio managers are responsible for managing other accounts for clients, a portion of which are invested using the same investment strategy as the Fund. Specifically, the portfolio managers served as portfolio managers to a privately-offered fund, the BlueArc Multi-Strategy Fund, LLC, which employs the same features of the Fund's principal investment strategies including selecting Underlying Funds that present the best opportunity for achieving long-term, risk-adjusted capital appreciation with lower correlations to traditional asset classes than are otherwise available through the public markets. Consequently, this "Private Fund Account" is managed in a manner substantially similar to the strategy employed by the Fund. The portfolio managers

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have full discretionary authority over the selection of investments for the Private Fund Account and intend to use substantially the same goals and style of investment management in managing the Fund. The Fund will have substantially the same investment objective, policies and strategies as the Private Fund Account.

The information for the Private Fund Account, which is the only account of the portfolio managers that is substantially similar to the Fund, is provided to show the past performance of the Private Fund Account as measured against the specified benchmark and index. The performance of the Private Fund Account does not represent the historical performance of the Fund, and should not be considered indicative of future performance of the Private Fund Account or the Fund.

Future results will differ from past results because of differences in future behavior of the various investment markets, in brokerage commissions, account expenses, the size of positions taken in relation to account size and diversification of securities, and the timing of purchases and sales, among other things. In addition, the Private Fund Account is not subject to certain investment limitations and other restrictions imposed by the 1940 Act and the Internal Revenue Code which, if applicable, might have adversely affected the performance of the Private Fund Account during the periods shown. Performance of the Fund for future periods will definitely vary, and some months and some quarters will result in negative performance; indeed, some future years may have negative performance.

BlueArc provided the information shown below and calculated the performance information. However, returns have not been audited and maybe subject to revision. The Private Fund Account's returns shown include realized and unrealized gains plus income, including accrued income. The performance is shown net of actual operating expenses, which are lower (approximately 0.35%) than estimated expenses for the Fund. If estimated Fund expenses where used, returns would be lower. Returns from cash and cash equivalents in the Private Fund Account are included in the performance calculations, and the cash and cash equivalents are included in the total assets on which the performance is calculated. The Private Fund Account was valued on a monthly basis, with calculation methods that may differ from the Securities and Exchange Commission's standardized method of calculating performance that employs daily valuation and may produce different results.

Private Fund Account

Average Annual Total Returns

For the periods ended November 30, 2014

	April	May	June	July	Aug.	Sept.	Oct.	Nov	Since Inception [1]
Private Fund Account (PFA) [2]	0.01%	1.38%	0.76%	-0.66%	0.07%	-0.45%	-1.08%	1.19%*	1.20%
PFA With Estimated Fund Expenses [3]	-0.02%	1.35%	0.73%	-0.69%	0.04%	-0.48%	-1.11%	1.16%	0.96%
HFRX Global Hedge Fund Index [4]	-0.73%	0.45%	0.93%	-0.88%	1.09%	-0.77%	-1.32%	0.33%	-0.93%
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S&P 500 Index [5]	0.62%	2.10%	1.91%	-1.51%	3.77%	-1.55%	2.04%	2.45%	10.13%

1 The inception date is April 1, 2014.

2 As of November 30, 2014, the Private Fund Account totaled $101,188,927.

3 Estimated performance is reduced by 0.03% per month to reflect higher estimated fund expenses.

4 The HFRX Global Hedge Fund Index is designed to be representative of the overall composition of the hedge fund universe. It is comprised of all eligible hedge fund strategies; including but not limited to convertible arbitrage, distressed securities, equity hedge, equity market neutral, event driven, macro, merger arbitrage, and relative value arbitrage. The strategies are asset weighted based on the distribution of assets in the hedge fund industry. Hedge Fund Research, Inc. (HFR) utilizes a UCITSIII compliant methodology to construct the HFRX Hedge Fund Indices. The methodology is based on defined and predetermined rules and objective criteria to select and rebalance components to maximize representation of the Hedge Fund Universe. HFRX Indices utilize state-of-the-art quantitative techniques and analysis; multi-level screening, cluster analysis, Monte-Carlo simulations and optimization techniques ensure that each Index is a pure representation of its corresponding investment focus. Full strategy and regional descriptions (multi-language), as well as the full 'HFRX Hedge Fund Indices Defined Formulaic Methodology' may be downloaded at www.hfrx.com.

5 The S&P 500 Index is an unmanaged index consisting of 500 stocks chosen for their market size, liquidity and industry group representation, and is considered to be representative of the U.S. equity market.  Unlike an investment company, it does not reflect any trading costs or management fees.

*Indicates preliminary estimate.

Expense Limitation Agreement

The co-advisers and the Fund have entered into an Expense Limitation Agreement under which the co-advisers have agreed contractually to waive fees and to pay or absorb the ordinary operating expenses of the Fund (including organizational and offering expenses, but excluding interest, brokerage commissions, extraordinary expenses and acquired fund fees and expenses such as those of Underlying Funds) to the extent that they exceed 2.50% per annum of the Fund's average daily net assets, at least through December 31, 2015. In consideration of the co-advisers' agreement to limit the Fund's expenses, the Fund has agreed to repay the co-advisers in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement will be made only for fees and expenses incurred not more than three years from the end of the fiscal year in which they were incurred; and (2) the reimbursement may not be made if it would cause the Expense Limitation to be exceeded. This agreement may be terminated only by the Fund's Board of Trustees on 60 days written notice to the co-advisers. After December 31, 2015, the Expense Limitation Agreement may be renewed at the co-adviser's and Board's discretion.

Portfolio Managers

Ronald Zazworsky, Jr. (BlueArc)

Mr. Zazworsky serves as a portfolio manager and is jointly primarily responsible for the day-to-day management of the Fund. Mr. Zazworsky is the Founder and serves as the Chief Executive Officer of BlueArc, which he has done since the firm's inception in 2005. Mr. Zazworsky created the firm's strategy and led its execution in private equity and hedge fund-related strategies. He oversees the investment initiatives, operations, and the development of the firm. He also currently serves as Chairman of BAC-MP Fund Management, LLC, Chairman of BlueArc Credit Opportunities Fund Management, LLC, Chairman of BlueArc Global Macro Fund Management, LLC, Chairman of BlueArc Multi-Strategy Fund Management, LLC, and Chairman of BlueArc Capital Partners, LLC. Prior to founding BlueArc, Mr. Zazworsky began his career in corporate restructurings and turnarounds at PricewaterhouseCoopers LLP in New York City, where he served as an Associate Consultant. At PwC, he assisted in managing the

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assets for one of the largest bankruptcy proceedings in United Kingdom history and focused on restructuring advisory work for two Asian-based companies that struggled during the Asian-currency crisis of the late 1990's. After his tenure at PwC, he executed his first private equity transaction as an investor and co-founder of a web-based software company which was successfully sold to a strategic acquirer and delivered accretive returns to all investors and operators. Mr. Zazworsky earned a Bachelor of Science degree in Analytical Finance from Wake Forest University, where he graduated with honors.

Philip Ashton (Keel Point, LLC)

Mr. Ashton serves as a portfolio manager and is jointly primarily responsible for the day-to-day management of the Fund. Mr. Ashton is a Portfolio Manager and member of the Investment Team at Keel Point, LLC, and is responsible for traditional and alternative manager selection, monitoring and due diligence, asset allocation design, and portfolio construction and management. Mr. Ashton was appointed as a Portfolio Manager December 31, 2014. Mr. Ashton also serves as a portfolio manager of Keel Point Advisors, LCC, a position held since July 2013. Prior to joining Keel Point Advisors, LCC, Mr. Ashton was a Managing Director and CIO for O'Meara Ferguson Asset Management, where he developed and ran the firm's outsourced CIO program, creating investment strategies for internal fund of funds vehicles and overseeing the firm's risk management practices. Mr. Ashton served at O'Meara Ferguson Asset Management from July 2009 to June 2013. From 1999 through 2009 Mr. Ashton was a Partner with the Radcliffe Fund, a multi-strategy hedge fund primarily focused on credit arbitrage and convertible bond investing. While with Radcliffe, he engaged in equity, credit and volatility analysis, trading, hedging, portfolio selection and management. He also sourced and structured privately negotiated investments in public companies (PIPES) for both the Radcliffe Fund and the management firm's previous fund, Rose Glen Capital. Prior to joining Radcliffe, he worked for Evercore Partners, an investment banking and private equity firm located in New York. Philip received his A.B. in Political Science from the University of Chicago in 1991 and his M.B.A. from the Dupree School of Management at the Georgia Institute of Technology in 1998, concentrating in finance and accounting.

Administrator, Accounting Agent and Transfer Agent

Gemini Fund Services, LLC, with offices located at 17605 Wright Street, Suite 2, Omaha, NE 68130 and 80 Arkay Drive, Hauppauge, NY, 11788, serves as Administrator, Accounting Agent and Transfer Agent. Gemini Fund Services, LLC receives the following fees for services, generally summarized as: 0.12% on the first $100 million of net assets, 0.09% on the next $150 million of net assets, 0.07% on additional net assets, subject to certain minimum charges expected to be approximately $75,000, plus certain out of pocket expenses.

Compliance Service Provider

Northern Lights Compliance Services, LLC ("NLCS"), located at 80 Arkay Drive, NY 11788, an affiliate of GFS and the Distributor, provides a Chief Compliance Officer to

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the Fund as well as related compliance services pursuant to a consulting agreement between NLCS and the Fund, under which NLCS is paid one-time set up fees, out of pocket expenses and an asset-based fee expected to range from $20,000 to $24,000 during the Fund's first year of operations.

Custodian

MUFG Union Bank, N.A. (the "Custodian"), with principal offices at 400 California Street, San Francisco, CA 94104, serves as custodian for the securities and cash of the Fund's portfolio. Under a Custody Agreement, the Custodian holds the Fund's assets in safekeeping and keeps all necessary records and documents relating to its duties.

Estimated Fund Expenses

The co-advisers are obligated to pay expenses associated with providing the services stated in the Investment Management Agreement, including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Fund. The co-advisers are obligated to pay the fees of any Trustee of the Fund who is affiliated with it.

GFS is obligated to pay expenses associated with providing the services contemplated by a Fund Services Administration Agreement (administration, accounting and transfer agent), including compensation of and office space for its officers and employees and administration of the Fund.

The Fund pays all other expenses incurred in the operation of the Fund, which consist of (i) expenses for legal and independent accountants' services, (ii) costs of printing proxies, share certificates, if any, and reports to shareholders, (iii) charges of the custodian and transfer agent in connection with the Fund's dividend reinvestment policy, (iv) fees and expenses of independent Trustees, (v) printing costs, (vi) membership fees in trade associations, (vii) fidelity bond coverage for the Fund with respect to its officers and Trustees, (viii) errors and omissions insurance for the Fund's officers and Trustees, (ix) any brokerage costs, (x) taxes, (xi) costs associated with the Fund's quarterly repurchase offers, (xii) servicing fees and (xiii) other extraordinary or non-recurring expenses and other expenses properly payable by the Fund. The expenses incident to the offering and issuance of shares to be issued by the Fund will be recorded as a reduction of capital of the Fund attributable to the shares.

On the basis of the anticipated size of the Fund of an average of approximately $125,000,000 during its first year of operations, it is estimated that the Fund's annual operating expenses will be approximately $2,650,000, which includes offering costs. However, no assurance can be given, in light of the Fund's investment objective and policies and the fact that the Fund's offering is continuous and shares are sold on an ongoing basis that actual annual operating expenses will not be substantially more or less than this estimate.

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The initial operating expenses for a new fund, including start-up costs, which may be significant, may be higher than the expenses of an established fund. Costs incurred in connection with the organization of the Fund, estimated at $50,000 will be borne by the Fund's shareholders as an expense of the Fund. The Fund will pay organizational costs and offering expenses incurred with respect to the offering of its shares from the proceeds of the offering, less amounts advanced under the Expense Limitation Agreement. For tax purposes, offering costs cannot be deducted by the Fund or its shareholders. Therefore, for tax purposes, the expenses incident to the offering and issuance of shares to be issued by the Fund will be recorded as a reduction of capital of the Fund attributable to the shares.

The Investment Management Agreement authorizes the co-advisers to select brokers or dealers (including affiliates) to arrange for the purchase and sale of portfolio securities, including principal transactions. Any commission, fee or other remuneration paid to an affiliated broker or dealer is paid in compliance with the Fund's procedures adopted in accordance with Rule 17e-1 under the 1940 Act. However, the co-advisers anticipate brokerage commissions will be approximately zero because the Fund's investments are typically made without the services of a broker.

Control Persons

A control person is one who owns, either directly or indirectly more than 25% of the voting securities of a company or acknowledges the existence of control. As of March 29, 2015, no shareholder controlled the Fund.

DETERMINATION OF NET ASSET VALUE

The net asset value of shares of the Fund is determined monthly, as of the close of regular trading on the NYSE (normally, 4:00 p.m., Eastern time) on last business day of the month. Each Share will be offered at net asset value. During the continuous monthly offering, the price of the shares will increase or decrease according to the net asset value of the shares. In computing net asset value, portfolio securities of the Fund are valued at their current market values determined on the basis of market quotations, if available. Because market quotations are not typically readily available for the majority of the Fund's securities, they are valued at fair value as determined by the Board of Trustees. The Board has delegated the day to day responsibility for determining these fair values in accordance with the policies it has approved to a fair value team of one or more representatives of the co-advisers, GFS and a Trustee or officer representative of the Fund. Fair valuation involves subjective judgments, and it is possible that the fair value determined for a security may differ materially from the value that could be realized upon the sale of the security. There is no single standard for determining fair value of a security. Rather, in determining the fair value of a security for which there are no readily available market quotations, the fair value team may consider several factors, including fundamental analytical data relating to the investment in the security, the nature and duration of any restriction on the disposition of the security, the cost of the security at the date of purchase, the liquidity of the market for

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the security and the recommendation of the Fund's portfolio managers. The team may also enlist third party consultants such as an audit firm or financial officer of a security issuer on an as-needed basis to assist in determining a security-specific fair value.

The fair value team will provide the Board of Trustees with periodic reports, no less frequently than quarterly, that discuss the functioning of the valuation process, if applicable to that period, and that identify issues and valuations problems that have arisen, if any. To the extent deemed necessary, the Board will review any securities valued by the fair value team in accordance with the Fund's valuation policies. The Board reviews and ratifies the execution of this process and the resultant fair value prices at least quarterly to assure the process produces reliable results.

Non-dollar-denominated securities, if any, are valued as of the close of the NYSE at the closing price of such securities in their principal trading market, but may be valued at fair value if subsequent events occurring before the computation of net asset value materially have affected the value of the securities. Trading may take place in foreign issues held by the Fund, if any, at times when the Fund is not open for business. As a result, the Fund's net asset value may change at times when it is not possible to purchase or sell shares of the Fund. The Fund may use a third party pricing service to assist it in determining the market value of securities in the Fund's portfolio. The Fund's net asset value per share is calculated by dividing the value of the Fund's total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received), less accrued expenses of the Fund, less the Fund's other liabilities by the total number of shares outstanding.

For purposes of determining the net asset value of the Fund, readily marketable portfolio securities listed on the NYSE are valued, except as indicated below, at the last sale price reflected on the consolidated tape at the close of the NYSE on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day or if market prices may be unreliable because of events occurring after the close of trading, then the security is valued by such method as the Board shall determine in good faith to reflect its fair market value. Readily marketable securities not listed on the NYSE but listed on other domestic or foreign securities exchanges are valued in a like manner. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected on the consolidated tape at the close of the exchange representing the principal market for such securities. Securities trading on the NASDAQ are valued at the closing price.

Readily marketable securities traded in the over-the-counter market, including listed securities whose primary market is believed by the co-advisers to be over-the-counter, are valued at the mean of the current bid and asked prices as reported by the NASDAQ or, in the case of securities not reported by the NASDAQ or a comparable source, as the Board deems appropriate to reflect their fair market value. Where securities are traded on more than one exchange and also over-the-counter, the securities will

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generally be valued using the quotations the Board of Trustees believes reflect most closely the value of such securities.

With respect to any portion of the Fund's assets that are invested in one or more open-end management investment companies registered under the 1940 Act, each mutual fund's net asset value is calculated based upon the net asset values of those open-end management investment companies, and the prospectuses for these companies explain the circumstances under which those companies will use fair value pricing and the effects of using fair value pricing.

CONFLICTS OF INTEREST

As a general matter, certain conflicts of interest may arise in connection with a portfolio manager's management of a fund's investments, on the one hand, and the investments of other accounts for which the portfolio manager is responsible, on the other. For example, it is possible that the various accounts managed could have different investment strategies that, at times, might conflict with one another to the possible detriment of the Fund. Alternatively, to the extent that the same investment opportunities might be desirable for more than one account, possible conflicts could arise in determining how to allocate them. Other potential conflicts might include conflicts created by specific portfolio manager compensation arrangements, and conflicts relating to selection of brokers or dealers to execute Fund portfolio trades and/or specific uses of commissions from Fund portfolio trades (for example, research, or "soft dollars", if any). The co-advisers have adopted policies and procedures and have structured portfolio manager compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

Repurchases and Transfers of Shares

No Right of Redemption

No Shareholder will have the right to require the Fund to repurchase its Shares. No public market exists for the Shares, and none is expected to develop. Consequently, investors will not be able to liquidate their investment other than as a result of repurchases of Shares by the Fund, as described below. An investment in the Fund is therefore suitable only for investors who can bear the risks associated with the limited liquidity of the Shares.

Repurchases of Shares

The Fund may from time to time repurchase Shares from Shareholders in accordance with written tenders by Shareholders at those times, in those amounts, and on those terms and conditions as the Board of Trustees may determine in its sole discretion. Each such repurchase offer will generally be limited to up to 25% of the net assets of the Fund. In determining whether the Fund should offer to repurchase Shares from Shareholders, the Board of Trustees will consider the recommendations of the co-advisers. The co-advisers expect that, generally, they will recommend to the Board of

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Trustees that the Fund offer to repurchase Shares from Shareholders quarterly, with such repurchases to occur on the first business day following each March 31, June 30, September 30 and December 31. Each repurchase offer will generally commence approximately 130 days prior to the applicable repurchase date.

In determining whether to accept a recommendation to conduct a repurchase offer at any such time, the Board of Trustees will consider the following factors, among others:

•	whether any Shareholders have requested to tender Shares to the Fund;
•	the liquidity of the Fund's assets (including fees and costs associated with redeeming or otherwise withdrawing from Underlying Funds);
•	the investment plans and working capital and reserve requirements of the Fund;
•	the relative economies of scale of the tenders with respect to the size of the Fund;
•	the history of the Fund in repurchasing Shares;
•	the availability of information as to the value of the Fund's Shares in Underlying Funds;
•	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;
•	any anticipated tax consequences to the Fund of any proposed repurchases of Shares; and
•	the recommendations of the co-advisers.

The first offer to repurchase Shares from Shareholders is expected to occur on or about six months after commencement of investment operations.

The Fund will repurchase Shares from Shareholders pursuant to written tenders on terms and conditions that the Board of Trustees determines to be fair to the Fund and to all Shareholders. When the Board of Trustees determines that the Fund will repurchase Shares, notice will be provided to Shareholders describing the terms of the offer, containing information Shareholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Shareholders deciding whether to tender their Shares during the period that a repurchase offer is open may obtain the Fund's net asset value per share by contacting a co-adviser during the period. If a repurchase offer is oversubscribed by Shareholders who tender Shares, the Fund may repurchase a pro rata portion of the Shares tendered by each Shareholder, extend the repurchase offer, or take any other action with respect to the repurchase offer permitted by applicable law.

Repurchases of Shares from Shareholders by the Fund will be paid in cash following issuance of notes as described below. Repurchases will be effective after receipt and acceptance by the Fund of eligible written tenders of Shares from Shareholders by the applicable repurchase offer deadline. The Fund does not impose any charges in connection with repurchases of Shares.

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In light of liquidity constraints associated with the Fund's investments in Underlying Funds and the fact that the Fund may have to effect redemptions from Underlying Funds in order to pay for Shares being repurchased, the Fund expects to employ the following repurchase procedures:

•	Each repurchase offer will generally commence approximately 130 days prior to the applicable repurchase date. A Shareholder choosing to tender Shares for repurchase must do so by the applicable deadline, which generally will be 100 to 90 days before the date as of which Shares are to be repurchased (the "Notice Date Deadline"). Shares will be valued as of the Valuation Date, which is generally expected to be the first business day following March 31, June 30, September 30 or December 31. Tenders will be revocable upon written notice to the Fund up to Notice Date Deadline. If a repurchase offer is extended, the Notice Date Deadline will be extended accordingly.
•	Promptly after the Notice Date Deadline, the Fund will give to each Shareholder whose Shares have been accepted for repurchase a promissory note (the "Promissory Note") entitling the Shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares. The determination of the value of Shares as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund's financial statements.
•	The Promissory Note, which will be non-interest bearing and non-transferable, is expected to contain terms providing for payment at two separate times.
•	The initial payment in respect of the Promissory Note (the "Initial Payment") will be in an amount equal to at least 90% of the estimated value of the repurchased Shares, determined as of the Valuation Date. The Initial Payment will be made as of the later of (1) a period of within 30 days after the Valuation Date, or (2) if the Fund has requested redemptions of its capital from any Underlying Funds in order to fund the repurchase of Shares, within ten business days after the Fund has received at least 90% of the aggregate amount redeemed by the Fund from the Underlying Funds.
•	The second and final payment in respect of the Promissory Note (the "Post-Audit Payment") is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Fund's financial statements for the year in which the Valuation Date occurs, over (2) the Initial Payment. It is anticipated that the annual audit of the Fund's financial statements will be completed within 60 days after the end of each fiscal year of the Fund and that the Post-Audit Payment will be made promptly after the completion of the audit.
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If modification of the Fund's repurchase procedures as described above is deemed necessary to comply with regulatory requirements, the Board of Trustees will adopt revised procedures reasonably designed to provide Shareholders substantially the same liquidity for Shares as would be available under the procedures described above. The Fund is subject to certain Underlying Funds' initial lock-up periods beginning at the time of the Fund's initial investment in an Underlying Fund, during which the Fund may not withdraw its investment. In addition, certain Underlying Funds may at times elect to suspend completely or limit withdrawal rights for an indefinite period of time in response to market turmoil or other adverse conditions. During such periods, the Fund thus may not be able to liquidate its holdings in such Underlying Funds in order to meet repurchase requests. In addition, should the Fund seek to liquidate its investment in an Underlying Fund that maintains a side pocket arrangement, the Fund might not be able to fully liquidate its investment without delay, which could be considerable. The Fund may need to temporarily suspend or postpone repurchase offers if it is not able to dispose of its interests in Underlying Funds in a timely manner.

Upon its acceptance of tendered Shares for repurchase, the Fund will maintain daily on its books a segregated account consisting of (1) cash, (2) liquid securities or (3) interests in Underlying Funds that the Fund has requested be redeemed (or any combination of them), in an amount equal to the aggregate estimated unpaid dollar amount of the Promissory Notes issued to Shareholders tendering Shares.

Payment for repurchased Shares may require the Fund to liquidate portfolio holdings earlier than the co-advisers would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase the Fund's investment related expenses as a result of higher portfolio turnover rates. The co-advisers intend to take measures, subject to policies as may be established by the Board of Trustees, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of Shares.

A Shareholder tendering for repurchase only a portion of the Shareholder's Shares will be required to maintain an account balance of at least $25,000 after giving effect to the repurchase. If a Shareholder tenders an amount that would cause the Shareholder's account balance to fall below the required minimum, the Fund reserves the right to repurchase all of a Shareholder's Shares at any time if the aggregate value of such Shareholder's Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. This right of the Fund to repurchase Shares compulsorily may be a factor which Shareholders may wish to consider when determining the extent of any tender for purchase by a Fund.

The Fund may also repurchase Shares of a Shareholder without consent or other action by the Shareholder or other person if the Fund determines that:

•	the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the Shareholder;
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•	ownership of Shares by a Shareholder or other person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;
•	continued ownership of Shares by a Shareholder may be harmful or injurious to the business or reputation of the Fund, the Board of Trustees, a co-adviser or any of their affiliates, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;
•	any of the representations and warranties made by a Shareholder or other person in connection with the acquisition of Shares was not true when made or has ceased to be true;
•	with respect to a Shareholder subject to Special Laws or Regulations, the Shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold any Shares; or
•	it would be in the best interests of the Fund for the Fund to repurchase the Shares.

In the event that a co-adviser or any of its affiliates holds Shares in the capacity of a Shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer made by the Fund.

The Fund may cancel an offer to repurchase Shares (an "Offer"), amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objective and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board any: (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund; (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or a state that is material to the Fund; (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions; (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment; (v) commencement of war, significant increase in armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund; (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer; or (vii) other event or condition that would have a material adverse effect on the Fund or its investors if Shares tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

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The Fund is permitted to borrow money to meet repurchase requests. Borrowing by the Fund involves certain risks for Shareholders. Repurchase of Shares by the Fund are subject to certain regulatory requirements imposed by SEC rules. Notwithstanding the foregoing, the Fund may postpone payment of the repurchase price and may temporarily suspend repurchases during any period or at any time.

Transfers of Shares

Shares may be transferred only:

•	by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the Shareholder; or
•	under certain limited circumstances, with the written consent of the Fund, which may be withheld in its sole discretion and is expected to be granted, if at all, only under extenuating circumstances.

The Fund generally will not consent to a transfer of Shares by a Shareholder unless the transfer is to a transferee that represents that it is an Eligible Investor and after the transfer, the value of the Shares held in the account of each of the transferee and transferor is at least $25,000. A Shareholder transferring Shares may be charged reasonable expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with the transfer. In connection with any request to transfer Shares, the Fund may require the Shareholder requesting the transfer to obtain, at the Shareholder's expense, an opinion of counsel selected by the Fund as to such matters as the Fund may reasonably request.

In subscribing for Shares, a Shareholder agrees to indemnify and hold harmless the Fund, the Board of Trustees, the co-advisers, each other Shareholder and any of their affiliates against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which those persons may become subject by reason of, or arising from, any transfer made by that Shareholder in violation of these provisions or any misrepresentation made by that Shareholder or a substituted Shareholder in connection with any such transfer.

Involuntary Repurchases by the Fund

The Fund may repurchase the Shares of a Shareholder or any person acquiring Shares from or through a Shareholder under certain circumstances, including if: ownership of the Shares by the Shareholder or other person will cause the Fund or either co-adviser to be in violation of certain laws or any of the representations and warranties made by a Shareholder in connection with the acquisition of the Shares was not true when made or has ceased to be true. Additionally, the Fund may, at any time, repurchase at NAV shares of a shareholder, or any person acquiring shares from or through a shareholder, if: the shares have been transferred or have vested in any person other than by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a shareholder; ownership of the shares by the shareholder or other person will cause the

36

Fund to be in violation of, or require registration of the shares, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction; continued ownership of the shares may be harmful or injurious to the business or reputation of the Fund or may subject the Fund or any shareholders to an undue risk of adverse tax or other fiscal consequences; the shareholder owns shares having an aggregate NAV less than an amount determined from time to time by the Trustees; or it would be in the interests of the Fund, as determined by the Board, for the Fund to repurchase the Shares. Each co-adviser may tender for repurchase in connection with any repurchase offer made by the Fund shares that it holds in its capacity as a shareholder.

DISTRIBUTION POLICY

Distribution Policy

The Fund intends to make a dividend distribution at least annually, to its shareholders of the investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Fund may establish a predetermined dividend rate, which may be modified by the Board from time to time. If, for any distribution, investment company taxable income (which term includes net short-term capital gain), if any, and net tax-exempt income, if any, is less than the amount of the distribution, then assets of the Fund will be sold and the difference will generally be a tax-free return of capital distributed from the Fund's assets. This distribution constitutes the return of a portion of the shareholder's original investment, that while not currently taxable, will lower the shareholder's basis in the Fund, which may subject the shareholder to tax consequences in the future in connection with the sale of Fund shares, even if sold at a loss to the shareholder's original investment. The Fund's final distribution for each calendar year will include any remaining investment company taxable income and net tax-exempt income undistributed during the year, as well as all net capital gain realized during the year. If the total distributions made in any calendar year exceed investment company taxable income, net tax-exempt income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund's current and accumulated earnings and profits. Distributions in excess of the earnings and profits would first be a tax-free return of capital to the extent of the adjusted tax basis in the shares. After such adjusted tax basis is reduced to zero, the distribution would constitute capital gain (assuming the shares are held as capital assets). This distribution policy may, under certain circumstances, have certain adverse consequences to the Fund and its shareholders because it may result in a return of capital resulting in less of a shareholder's assets being invested in the Fund and, over time, increase the Fund's expense ratio. The distribution policy also may cause the Fund to sell a security at a time it would not otherwise do so in order to manage the distribution of income and gain. The initial distribution will be declared on a date determined by the Board. If the Fund's investments are delayed, the initial distribution may consist principally of a return of capital.

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Unless the registered owner of shares elects to receive cash, all dividends and distributions declared on shares will be automatically reinvested in additional shares of the Fund. See "Dividend Reinvestment Policy" below.

The dividend distribution described above may result in the payment of approximately the same amount or percentage to the Fund's shareholders each period. Section 19(a) of the 1940 Act and Rule 19a-1 thereunder require the Fund to provide a written statement accompanying any such payment that adequately discloses its source or sources. Thus, if the source of the dividend or other distribution were the original capital contribution of the shareholder, and the payment amounted to a return of capital, the Fund would be required to provide written disclosure to that effect. Nevertheless, persons who periodically receive the payment of a dividend or other distribution may be under the impression that they are receiving net profits when they are not. Shareholders should read any written disclosure provided pursuant to Section 19(a) and Rule 19a-1 carefully and should not assume that the source of any distribution from the Fund is net profit.

The Board reserves the right to suspend or change the quarterly distribution policy from time to time.

DIVIDEND REINVESTMENT POLICY

The Fund will operate under a dividend reinvestment policy administered by GFS (the "Agent"). Pursuant to the policy, the Fund's income dividends or capital gains or other distributions (each, a "Distribution" and collectively, "Distributions"), net of any applicable U.S. withholding tax, are reinvested in shares of the Fund.

Shareholders automatically participate in the dividend reinvestment policy, unless and until an election is made to withdraw from the policy on behalf of such participating shareholder. Shareholders who do not wish to have Distributions automatically reinvested should so notify the Agent in writing at BlueArc Multi-Strategy Fund, c/o Gemini Fund Services, LLC, 17605 Wright Street, Suite 2, Omaha, NE 68130. Such written notice must be received by the Agent 30 days prior to the record date of the Distribution or the shareholder will receive such Distribution in shares through the dividend reinvestment policy. Under the dividend reinvestment policy, the Fund's Distributions to shareholders are reinvested in full and fractional shares as described below.

When the Fund declares a Distribution, the Agent, on the shareholder's behalf, will receive additional authorized shares from the Fund either newly issued or repurchased from shareholders by the Fund and held as treasury stock. The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund's NAV per share.

The Agent will maintain all shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. The Agent will hold shares in the account of the shareholders in non-certificated form in the name of the participant, and each shareholder's proxy, if any, will

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include those shares purchased pursuant to the dividend reinvestment policy. Each participant, nevertheless, has the right to request certificates for whole and fractional shares owned. The Fund will issue certificates in its sole discretion. The Agent will distribute all proxy solicitation materials, if any, to participating shareholders.

In the case of shareholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating under the dividend reinvestment policy, the Agent will administer the dividend reinvestment policy on the basis of the number of shares certified from time to time by the record shareholder as representing the total amount of shares registered in the shareholder's name and held for the account of beneficial owners participating under the dividend reinvestment policy.

Neither the Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the dividend reinvestment policy, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant's account prior to receipt of written notice of his or her death or with respect to prices at which shares are purchased or sold for the participant's account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

The automatic reinvestment of Dividends will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Dividends. See "U.S. Federal Income Tax Matters" below.

The Fund reserves the right to amend or terminate the dividend reinvestment policy. There is no direct service charge to participants with regard to purchases under the dividend reinvestment policy; however, the Fund reserves the right to amend the dividend reinvestment policy to include a service charge payable by the participants.

All correspondence concerning the dividend reinvestment policy should be directed to the Agent at BlueArc Multi-Strategy Fund, c/o Gemini Fund Services, LLC, 17605 Wright Street, Suite 2, Omaha, NE 68130. Certain transactions can be performed by calling the toll free number 1-844-798-3838.

U.S. FEDERAL INCOME TAX MATTERS

The following briefly summarizes some of the important federal income tax consequences to shareholders of investing in the Fund's shares, reflects the federal tax law as of the date of this Memorandum, and does not address special tax rules applicable to certain types of investors, such as corporate, tax-exempt and foreign investors. Investors should consult their tax advisers regarding other federal, state or local tax considerations that may be applicable in their particular circumstances, as well as any proposed tax law changes.

The following is a summary discussion of certain U.S. federal income tax consequences that may be relevant to a shareholder of the Fund that acquires, holds and/or disposes

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of shares of the Fund, and reflects provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations, rulings published by the IRS, and other applicable authority, as of the date of this Memorandum. These authorities are subject to change by legislative or administrative action, possibly with retroactive effect. The following discussion is only a summary of some of the important tax considerations generally applicable to investments in the Fund and the discussion set forth herein does not constitute tax advice. There may be other tax considerations applicable to particular investors such as those holding shares in a tax deferred account such as an IRA or 401(k) plan. In addition, income earned through an investment in the Fund may be subject to state, local and foreign taxes.

The Fund intends to elect to be treated and to qualify each year for taxation as a regulated investment company under Subchapter M of the Code. In order for the Fund to qualify as a regulated investment company, it must meet an income and asset diversification test each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its shareholders) will not be subject to federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on regulated investment companies, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund anticipates meeting these distribution requirements.

The Fund intends to make distributions of investment company taxable income after payment of the Fund's operating expenses no less frequently than annually. Unless a shareholder is ineligible to participate or elects otherwise, all distributions will be automatically reinvested in additional shares of the Fund pursuant to the dividend reinvestment policy. For U.S. federal income tax purposes, all dividends are generally taxable whether a shareholder takes them in cash or they are reinvested pursuant to the policy in additional shares of the Fund. Distributions of the Fund's investment company taxable income (including short-term capital gains) will generally be treated as ordinary income to the extent of the Fund's current and accumulated earnings and profits. Distributions of the Fund's net capital gains ("capital gain dividends"), if any, are taxable to shareholders as capital gains, regardless of the length of time shares have been held by shareholders. Distributions, if any, in excess of the Fund's earnings and profits will first reduce the adjusted tax basis of a holder's shares and, after that basis has been reduced to zero, will constitute capital gains to the shareholder of the Fund (assuming the shares are held as a capital asset). A corporation that owns Fund shares generally will not be entitled to the dividends received deduction with respect to all of the dividends it receives from the Fund. Fund dividend payments that are attributable to qualifying dividends received by the Fund from certain domestic corporations may be designated by the Fund as being eligible for the dividends received deduction. There can be no assurance as to what portion of Fund dividend payments may be classified as qualifying dividends. The determination of the character for U.S. federal income tax purposes of any distribution from the Fund (i.e. ordinary income dividends, capital gains dividends, qualified dividends or return of capital distributions) will be made as of the

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end of the Fund's taxable year. Generally, no later than 60 days after the close of its taxable year, the Fund will provide shareholders with a written notice designating the amount of any capital gain distributions and any other distributions.

The Fund will inform its shareholders of the source and tax status of all distributions promptly after the close of each calendar year.

DESCRIPTION OF CAPITAL STRUCTURE AND SHARES

The Fund is an unincorporated statutory trust established under the laws of the State of Delaware upon the filing of a Certificate of Trust with the Secretary of State of Delaware on August 14, 2014. The Fund's Agreement and Declaration of Trust (the "Declaration of Trust") provides that the Trustees of the Fund may authorize separate classes of shares of beneficial interest. The Trustees have authorized an unlimited number of shares. The Fund does not intend to hold annual meetings of its shareholders. The table below describes shares outstanding as of January 31, 2015.

Title of Class	Amount Authorized	Amount Held By Fund	Amount Outstanding
Shares of Beneficial Interest	Unlimited	None	7,659,477.0950 shares

Shares

The Declaration of Trust, which has been filed with the SEC, permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. Each share of the Fund represents an equal proportionate interest in the assets of the Fund with each other share in the Fund. Holders of shares will be entitled to the payment of dividends when, as and if declared by the Board of Trustees. The Fund currently intends to make dividend distributions to its shareholders after payment of Fund operating expenses including interest on outstanding borrowings, if any, quarterly. Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested for shareholders in additional shares of the Fund. See "Dividend Reinvestment Policy." The 1940 Act may limit the payment of dividends to the holders of shares. Each whole share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Declaration of Trust on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Fund among its shareholders. The shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with the shares. The Declaration of Trust provides that the Fund's shareholders are not liable for any liabilities of the Fund. Although shareholders of an unincorporated statutory trust established under Delaware law, in certain limited circumstances, may be held personally liable for the obligations of the Fund as though they were general partners, the provisions of the Declaration of Trust described in the foregoing sentence make the likelihood of such personal liability remote.

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The Fund generally will not issue share certificates. However, upon written request to the Fund's transfer agent, a share certificate may be issued at the Fund's discretion for any or all of the full shares credited to an investor's account. Share certificates that have been issued to an investor may be returned at any time. The Fund's transfer agent will maintain an account for each shareholder upon which the registration of shares are recorded, and transfers, permitted only in rare circumstances, such as death or bona fide gift, will be reflected by bookkeeping entry, without physical delivery. GFS will require that a shareholder provide requests in writing, accompanied by a valid signature guarantee form, when changing certain information in an account such as wiring instructions or telephone privileges.

ANTI-TAKEOVER PROVISIONS IN THE DECLARATION OF TRUST

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board of Trustees, and could have the effect of depriving the Fund's shareholders of an opportunity to sell their shares at a premium over prevailing market prices, if any, by discouraging a third party from seeking to obtain control of the Fund. These provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. The Trustees are elected for indefinite terms and do not stand for reelection. A Trustee may be removed from office without cause only by a written instrument signed or adopted by a majority of the remaining Trustees or by a vote of the holders of at least two-thirds of the class of shares of the Fund that are entitled to elect a Trustee and that are entitled to vote on the matter. The Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Fund's asset, or liquidation. Reference should be made to the Declaration of Trust on file with the SEC for the full text of these provisions.

PLAN OF DISTRIBUTION

Northern Lights Distributors, LLC (the "Distributor"), located at 17605 Wright Street, Omaha, NE 68130, serves as the Fund's placement agent and acts as the distributor of the Fund's shares on a reasonable efforts basis, subject to various conditions. The Fund's shares are offered for sale through the Distributor at net asset value. The Distributor also may enter into selected dealer agreements with other broker dealers for the sale and distribution of the Fund's shares. The Distributor is not required to sell any specific number or dollar amount of the Fund's shares, but will use reasonable efforts to sell the shares. Shares of the Fund will not be listed on any national securities exchange and the Distributor will not act as a market maker in Fund shares.

The co-advisers or their affiliates, in their discretion and from their own resources, may pay additional compensation to brokers or dealers in connection with the sale and distribution of Fund shares (the "Additional Compensation"). In return for the Additional Compensation, the Fund may receive certain marketing advantages including access to

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a broker's or dealer's registered representatives, placement on a list of investment options offered by a broker or dealer, or the ability to assist in training and educating the broker's or dealer's registered representatives. The Additional Compensation may differ among brokers or dealers in amount or in the manner of calculation: payments of Additional Compensation may be fixed dollar amounts, or based on the aggregate value of outstanding shares held by shareholders introduced by the broker or dealer, or determined in some other manner. The receipt of Additional Compensation by a selling broker or dealer may create potential conflicts of interest between an investor and its broker or dealer who is recommending the Fund over other potential investments. Additionally, the co-advisers or their affiliates may pay a servicing fee to the Distributor and to other selected securities dealers and other financial industry professionals for providing ongoing broker-dealer services in respect of clients with whom they have distributed shares of the Fund. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund's transfer agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund or the co-advisers may reasonably request.

The Fund and the co-advisers have agreed to indemnify the Distributor against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Distributor may be required to make because of any of those liabilities. Such agreement does not include indemnification of the Distributor against liability resulting from willful misfeasance, bad faith or gross negligence on the part of the Distributor in the performance of its duties or from reckless disregard by the Distributor of its obligations and duties under the Distribution Agreement. The Distributor may, from time to time, engage in transactions with or perform services for a co-adviser and its affiliates in the ordinary course of business. Prior to or simultaneously with the offering of shares, the Fund will satisfying the net worth requirements of Section 14(a) of the 1940 Act.

Purchasing Shares

Eligible Investors

Shares will be offered only to Eligible Investors. This means that to purchase Shares of the Fund, a prospective investor will be required to certify that the Shares are being acquired directly or indirectly for the account of an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. An "accredited investor" includes, among other investors, a natural person who has a net worth (or a joint net worth with that person's spouse) immediately prior to the time of purchase in excess of $1 million, or income in excess of $200,000 (or joint income with the investor's spouse in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year, and certain legal entities with total assets exceeding $5 million. Existing shareholders seeking to purchase additional Shares will be required to qualify as Eligible Investors at the time of

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the additional purchase. The full definition of accredited investor is presented below to aid prospective shareholders in determining if they are Eligible Investors.

As used in Regulation D, the following terms shall have the meaning indicated:

(a) Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000.

(i) Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A) The person's primary residence shall not be included as an asset;

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(B) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

(ii) Paragraph (a)(5)(i) of this section will not apply to any calculation of a person's net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

(A) Such right was held by the person on July 20, 2010;

(B) The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

(C) The person held securities of the same issuer, other than such right, on July 20, 2010.

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii); and

(8) Any entity in which all of the equity owners are accredited investors.

Investors may purchase shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by Gemini Fund Services, LLC, the Fund's administrator. The returned check and stop payment fee is currently $25. Investors may buy and sell shares of the Fund through financial intermediaries and their agents that have made arrangements with the Fund and are authorized to buy and sell shares of the Fund (collectively, "Financial Intermediaries"). Orders will be priced at the appropriate price next computed after it is received by a Financial Intermediary. A Financial Intermediary may hold shares in an omnibus account in the Financial Intermediary's name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial intermediaries may charge fees for the services they provide in connection with

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processing your transaction order or maintaining an investor's account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund's NAV next computed after it is received by the Financial Intermediary.

By Mail

To make an initial purchase by mail, complete an account application and mail the application, together with a check made payable to BlueArc Multi-Strategy Fund to:

BlueArc Multi-Strategy Fund
c/o Gemini Fund Services, LLC
17605 Wright Street, Suite 2

Omaha, NE 68130

All checks must be in US Dollars drawn on a domestic bank. The Fund will not accept payment in cash or money orders. The Fund also does not accept cashier's checks in amounts of less than $10,000. To prevent check fraud, the Fund will neither accept third party checks, Treasury checks, credit card checks, traveler's checks or starter checks for the purchase of shares, nor post-dated checks, post-dated on-line bill pay checks, or any conditional purchase order or payment.

The transfer agent will charge a $25.00 fee against an investor's account, in addition to any loss sustained by the Fund, for any payment that is returned. It is the policy of the Fund not to accept applications under certain circumstances or in amounts considered disadvantageous to shareholders. The Fund reserves the right to reject any application.

By Wire — Initial Investment

To make an initial investment in the Fund, the transfer agent must receive a completed account application before an investor wires funds. Investors may mail or overnight deliver an account application to the transfer agent. Upon receipt of the completed account application, the transfer agent will establish an account. The account number assigned will be required as part of the instruction that should be provided to an investor's bank to send the wire. An investor's bank must include both the name of the Fund, the account number, and the investor's name so that monies can be correctly applied. If you wish to wire money to make an investment in the Fund, please call the Fund at 1-844-798-3838 for wiring instructions and to notify the Fund that a wire transfer is coming. Any commercial bank can transfer same-day funds via wire. The Fund will normally accept wired funds for investment on the day received if they are received by the Fund's designated bank before the close of regular trading on the NYSE. Your bank may charge you a fee for wiring same-day funds. The bank should transmit funds by wire to:

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ABA #: (number provided by calling toll-free number above)
Credit: Gemini Fund Services, LLC
Account #: (number provided by calling toll-free number above)
Further Credit:
BlueArc Multi-Strategy Fund
(shareholder registration)
(shareholder account number)

By Wire — Subsequent Investments

Before sending a wire, investors must contact Gemini Fund Services, LLC to advise them of the intent to wire funds. This will ensure prompt and accurate credit upon receipt of the wire. Wired funds must be received prior to 4:00 p.m. Eastern time to be eligible for same day pricing. The Fund, and its agents, including the transfer agent and custodian, are not responsible for the consequences of delays resulting from the banking or Federal Reserve wire system, or from incomplete wiring instructions.

Automatic Investment Plan — Subsequent Investments

You may participate in the Fund's Automatic Investment Plan, an investment plan that automatically moves money from your bank account and invests it in the Fund through the use of electronic funds transfers or automatic bank drafts. You may elect to make subsequent investments by transfers of any amount on specified days of each month into your established Fund account. Please contact the Fund at 1-844-798-3838 for more information about the Fund's Automatic Investment Plan.

By Telephone

Investors may purchase additional shares of the Fund by calling 1-844-798-3838. If an investor elected this option on the account application, and the account has been open for at least 15 days, telephone orders will be accepted via electronic funds transfer from your bank account through the Automated Clearing House (ACH) network. Banking information must be established on the account prior to making a purchase. Orders for shares received prior to 4:00 p.m. Eastern time will be purchased at the appropriate price calculated on that day.

Telephone trades must be received by or prior to market close. During periods of high market activity, shareholders may encounter higher than usual call waits. Please allow sufficient time to place your telephone transaction.

In compliance with the USA Patriot Act of 2001, GFS will verify certain information on each account application as part of the Fund's Anti-Money Laundering Program. As requested on the application, investors must supply full name, date of birth, social security number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted. Investors may call Gemini Fund Services, LLC at 1-844-798-3838 for additional assistance when completing an application.

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If Gemini Fund Services, LLC does not have a reasonable belief of the identity of a customer, the account will be rejected or the customer will not be allowed to perform a transaction on the account until such information is received. The Fund also may reserve the right to close the account within 5 business days if clarifying information/documentation is not received.

Purchase Terms

The minimum initial purchase by an investor is $25,000 for all accounts, which may be waived at either co-adviser's discretion. The Fund's shares are offered for sale through its Distributor at NAV. The price of the shares during the Fund's continuous offering will fluctuate over time with the net asset value of the shares.

LEGAL MATTERS

Certain legal matters in connection with the shares will be passed upon for the Fund by Thompson Hine LLP, 41 South High Street, 17th floor, Columbus, OH 43215.

REPORTS TO SHAREHOLDERS

The Fund will send to its shareholders unaudited semi-annual and audited annual reports, including a list of investments held.

Householding

In an effort to decrease costs, the Fund intends to reduce the number of duplicate annual and semi-annual reports by sending only one copy of each to those addresses shared by two or more accounts and to shareholders reasonably believed to be from the same family or household. Once implemented, a shareholder must call 1-844-798-3838 to discontinue householding and request individual copies of these documents. Once the Fund receives notice to stop householding, individual copies will be sent beginning thirty days after receiving your request. This policy does not apply to account statements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP is the independent registered public accounting firm for the Fund and will audit the Fund's financial statements. KPMG LLP is located at 303 Peachtree Street, NE, Suite 2000, Atlanta, GA 30308.

ADDITIONAL INFORMATION

The Memorandum does not contain all of the information set forth in the amended Registration Statement that the Fund has filed with the SEC (file No. 811-23017). The complete Registration Statement may be obtained from the SEC at www.sec.gov. Phone 1-844-798-3838, toll-free to obtain a paper of electronic copy of the Registration Statement or additional information without charge.

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TABLE OF CONTENTS OF PART B

GENERAL INFORMATION AND HISTORY	1
ADDITIONAL INFORMATION ABOUT MANAGEMENT OF THE FUND	10
CODES OF ETHICS	15
PROXY VOTING POLICIES AND PROCEDURES	16
CONTROL PERSONS AND PRINCIPAL HOLDERS	16
INVESTMENT ADVISORY AND OTHER SERVICES	17
PORTFOLIO MANAGERS	18
ALLOCATION OF BROKERAGE	19
TAX STATUS	19
OTHER INFORMATION	24
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
FINANCIAL STATEMENTS	25
APPENDIX A	26

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PRIVACY notice Rev. Dec. 2014
FACTS	WHAT DOES BLUEARC MULTI-STRATEGY FUND DO WITH YOUR PERSONAL INFORMATION?

Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include:
▪ Social Security number
▪ Purchase History
▪ Assets
▪ Account Balances
▪ Retirement Assets
▪ Account Transactions
▪ Transaction History
▪ Wire Transfer Instructions
▪ Checking Account Information
When you are no longer our customer, we continue to share your information as described in this notice.

How?	All financial companies need to share customers' personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers' personal information; the reasons the BlueArc Multi-Strategy Fund chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does BlueArc Multi-Strategy Fund share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	No	We don't share
For joint marketing with other financial companies	No	We don't share
For our affiliates' everyday business purposes – information about your transactions and experiences	No	We don't share
For our affiliates' everyday business purposes – information about your creditworthiness	No	We don't share
For nonaffiliates to market to you	No	We don't share

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Questions?	Call 1-844-798-3838

Who we are
Who is providing this notice?	BlueArc Multi-Strategy Fund
What we do
How does BlueArc Multi-Strategy Fund protect my personal information?

To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

Our service providers are held accountable for adhering to strict policies and procedures to prevent any misuse of your nonpublic personal information.

How does BlueArc Multi-Strategy Fund collect my personal information?

We collect your personal information, for example, when you

▪ Open an account

▪ Provide account information

▪ Give us your contact information

▪ Make deposits or withdrawals from your account

▪ Make a wire transfer

▪ Tell us where to send the money

▪ Tell us who receives the money

▪ Show your government-issued ID

▪ Show your driver's license

We also collect your personal information from other companies.

Why can't I limit all sharing?

Federal law gives you the right to limit only

▪ Sharing for affiliates' everyday business purposes – information about your creditworthiness

▪ Affiliates from using your information to market to you

▪ Sharing for nonaffiliates to market to you

State laws and individual companies may give you additional rights to limit sharing.

Definitions
Affiliates	Companies related by common ownership or control. They can be financial and nonfinancial companies. ▪ BlueArc Multi-Strategy Fund does not share with our affiliates.
Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies ▪ BlueArc Multi-Strategy Fund does not share with nonaffiliates so they can market to you.
Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you. ▪ BlueArc Multi-Strategy Fund does not jointly market.

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All dealers that buy, sell or trade the Fund's shares, whether or not participating in this offering, may be required to deliver a private offering memorandum when acting on behalf of the Fund's Distributor.

You should rely only on the information contained in or incorporated by reference into this private offering memorandum. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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PART B

BlueArc Multi-Strategy Fund

PRIVATE OFFERING MEMORANDUM

TABLE OF CONTENTS – PART B
GENERAL INFORMATION AND HISTORY	1
ADDITIONAL INFORMATION ABOUT MANAGEMENT OF THE FUND	10
CODES OF ETHICS	15
PROXY VOTING POLICIES AND PROCEDURES	16
CONTROL PERSONS AND PRINCIPAL HOLDERS	16
INVESTMENT ADVISORY AND OTHER SERVICES	17
PORTFOLIO MANAGERS	18
ALLOCATION OF BROKERAGE	19
TAX STATUS	19
OTHER INFORMATION	24
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
FINANCIAL STATEMENTS	25
APPENDIX A	26

GENERAL INFORMATION AND HISTORY

The Fund is a newly organized, continuously offered, non-diversified, closed-end management investment company (the Fund or the "Trust"). The Fund was organized as a Delaware statutory trust on August 14, 2014 and has no operating history. The Fund's principal office is located at 17605 Wright Street, Suite 2, Omaha, NE 68130 and its telephone number is 1-844-798-3838. The investment objective and principal investment strategies of the Fund, as well as the principal risks associated with the Fund's investment strategies, are set forth in the private offering memorandum. Certain additional investment information is set forth below.

Fundamental Policies

The Fund's stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund (the shares), are listed below. For the purposes of this private offering memorandum, "majority of the outstanding voting securities of the Fund" means the vote, at an annual or special meeting of shareholders, duly called, (a) of 67% or more of the shares present at such meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy; or (b) of more than 50% of the outstanding shares, whichever is less. The Fund may:

(1) Borrow money, to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act") (which currently limits borrowing to no more than 33-1/3% of the value of the Fund's total assets, including the value of the assets purchased with the proceeds of its indebtedness, if any). The Fund may borrow for investment purposes, for temporary liquidity, or to finance repurchases of its shares.

(2) Issue senior securities, to the extent permitted by Section 18 of the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33-1/3% of the

1

value of the Fund's total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund's total assets).

(3) Sell securities short, write put and call options, but will not purchase securities on margin.

(4) Underwrite securities of other issuers, only insofar as the Fund may be deemed an underwriter under the Securities Act of 1933, as amended (the "Securities Act") in connection with the disposition of its portfolio securities. The Fund may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public).

(5) Invest 25% or more of the market value of its assets in the securities of the U.S. Government, its agencies or instrumentalities, but will not invest 25% or more of the market value of its assets in the securities of securities of the companies or entities engaged in any one industry.

(6) Purchase or sell commodities, including those acquired as a result of ownership of securities or other investments, and may purchase and sell forward and futures contracts and options to the full extent permitted under the 1940 Act, sell foreign currency contracts in accordance with any rules of the Commodity Futures Trading Commission, invest in securities or other instruments backed by or linked to commodities, and invest in companies that are engaged in a commodities business or have a significant portion of their assets in commodities, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

(7) Make loans to others (a) through the purchase of debt securities in accordance with its investment objectives and policies, (b) to the extent the entry into a repurchase agreement is deemed to be a loan, and (c) by loaning portfolio securities, (d) where each loan is represented by a note executed by the borrower, (e) and in any other manner consistent with the Fund's investment policies or as otherwise permitted under the 1940 Act.

(8) Purchase or sell real estate, real estate mortgage loans and interests in real estate, including through investments in securities, that are secured by or represent direct or indirect interests in real estate.

If a restriction on the Fund's investments is adhered to at the time an investment is made, a subsequent change in the percentage of Fund assets invested in certain securities or other instruments, resulting from changes in the value of the Fund's total assets, will not be considered a violation of the restriction; provided, however, that the asset coverage requirement applicable to borrowings shall be maintained in the manner contemplated by applicable law.

Non-Diversified Status

Because the Fund is "non-diversified" under the 1940 Act, it is subject only to certain federal tax diversification requirements. Under federal tax laws, the Fund may, with respect to 50% of its total assets, invest up to 25% of its total assets in the securities of any issuer. With respect to the remaining 50% of the Fund's total assets, (i) the Fund may not invest more than 5% of its total assets in the securities of any one issuer, and (ii) the Fund may not acquire more than 10% of the outstanding voting securities of any one issuer. These tests apply at the end of each quarter of the taxable year and are subject to certain conditions and limitations under the Code. These tests do not apply to investments in United States Government Securities and regulated investment companies.

Additional Information About Principal Investment Strategies

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Special Investment Techniques

Underlying Funds may use a variety of special investment instruments and techniques to hedge against various risks or other factors and variables that may affect the values of the Underlying Funds' portfolio securities and assets. Underlying Funds may also use these techniques, including the use of derivative transactions, as substitutes for securities in pursuing their respective investment objectives. The Underlying Funds may employ different techniques over time, as new instruments and techniques are introduced or as a result of regulatory developments. Some special investment techniques that Underlying Funds may use may involve a high degree of risk, particularly when used for non-hedging purposes. A hedging transaction may not perform as anticipated, and an Underlying Fund may suffer losses as a result of its hedging activities.

Derivatives

Underlying Funds may engage in transactions involving options, futures, swaps and other derivative financial instruments, primarily as hedging instruments or substitutes for assets. Derivatives can be volatile and involve various types and degrees of risk. By using derivatives, Underlying Funds may be permitted to increase or decrease the level of risk, or change the character of the risk, to which their portfolios are exposed.

A small investment in derivatives could have a substantial impact on an Underlying Fund's performance. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant and rapid changes in the prices for derivatives. If an Underlying Fund were to invest in derivatives at an inopportune time, or the Underlying Fund manager evaluates market conditions incorrectly, the Underlying Fund's derivative investment could negatively impact the Underlying Fund's return, or result in a loss. In addition, an Underlying Fund could experience a loss if its derivatives were poorly correlated with its other investments, or if the Underlying Fund were unable to liquidate its position because of an illiquid secondary market.

Options and Futures. Underlying Funds may engage in the use of options and futures contracts, including options on baskets of specific securities, or other derivative instruments written by broker-dealers or other financial intermediaries. These transactions may be effected on securities exchanges or in the over-the-counter market, or they may be negotiated directly with counterparties. In cases where instruments are purchased over-the-counter or negotiated directly with counterparties, an Underlying Fund is subject to the risk that the counterparty will be unable or unwilling to perform its obligations under the contract. These transactions may also be illiquid and, if so, it might be difficult to close out an Underlying Fund's position.

An Underlying Fund may purchase call and put options on specific securities or index, such as an interest rate index. An Underlying Fund may also write and sell covered or uncovered call and put options for hedging purposes and as a substitute for an asset to pursue the Underlying Fund's investment objectives. A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the reference security or index at a stated price at any time before the option expires. Similarly, a call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security or index at a stated price at any time before the option expires. Index-based options typically involve a cash payment rather than the purchase of a security.

In a covered call option, an Underlying Fund owns the underlying security. The sale of such an option exposes the Underlying Fund to a potential loss of opportunity to realize appreciation in the market price of the reference security during the term of the option. Using covered call options might

3

expose an Underlying Fund to other risks, as well. For example, an Underlying Fund might be required to continue holding a security that the Underlying Fund might otherwise have sold to protect against depreciation in the market price of the security.

In a covered put option, cash or liquid securities are placed in a segregated account on an Underlying Fund's books. The sale of such an option exposes the seller, during the term of the option, to a decline in price of the reference security while also depriving the seller of the opportunity to invest the segregated assets.

When writing options, an Underlying Fund may close its position by purchasing an option on the same security with the same exercise price and expiration date as the option that it has previously written on the security. If the amount paid to purchase an option is less or more than the amount received from the sale, the Underlying Fund will, accordingly, realize a profit or loss. To close out a position as a purchaser of an option, the Underlying Fund would liquidate the position by selling the option previously purchased.

The use of derivatives that are subject to regulation by the Commodity Futures Trading Commission (the "CFTC") by Underlying Funds could cause the Fund to be a commodity pool, which, absent an available exemption would require the Fund to comply with certain rules of the CFTC.

Underlying Funds may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United States. Foreign markets may offer advantages, such as trading opportunities or arbitrage possibilities not available in the United States, but they also may subject the Underlying Funds to greater risk than domestic markets. For example, common clearing facilities may not exist in markets where foreign exchanges are the principal markets, and investors may look only to the broker to perform the contract. Adverse changes in the exchange rate could eliminate any profits that might be realized in trading, or a loss could be incurred as a result of those changes. Transactions on foreign exchanges may include both commodities traded on domestic exchanges and those that are not. Unlike trading on domestic commodity exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

Engaging in these transactions involves risk of loss, which could adversely affect the value of the Fund's net assets. No assurance can be made that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit, or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of positions, and potentially subjecting an Underlying Fund to substantial losses.

Successful use of futures also is subject to an Underlying Fund manager's ability to correctly predict movements in the relevant market. To the extent that a transaction is entered into for hedging purposes, successful use is also subject to an Underlying Fund Manager's ability to evaluate the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

An Underlying Fund may also purchase and sell stock index futures contracts. A stock index futures contract obligates an Underlying Fund to pay or receive an amount of cash equal to a fixed dollar amount specified in the futures contract, multiplied by the difference between the settlement price of the contract on the contract's last trading day, and the value of the index based on the stock

4

prices of the securities that comprise it at the opening of trading in those securities on the next business day. An Underlying Fund may purchase and sell interest rate futures contracts, which represent obligations to purchase or sell an amount of a specific debt security at a future date at a specific price. In addition, an Underlying Fund may purchase and sell currency futures or commodity futures. A currency future creates an obligation to purchase or sell an amount of a specific currency at a future date at a specific price.

Options on Securities Indexes. An Underlying Fund may purchase and sell call and put options on stock indexes listed on national securities exchanges or traded in the over-the-counter market for hedging or speculative purposes. A stock index fluctuates with changes in the market values of the stocks included in the index. Accordingly, successful use of options on stock indexes will be subject to the relevant Underlying Fund Manager's ability to correctly evaluate movements in the stock market generally, or of a particular industry or market segment.

Swap Agreements. An Underlying Fund may enter into a variety of swap agreements, including equity, interest rate, and index and currency rate swap agreements. An Underlying Fund is not limited to any particular form of swap agreement if the relevant Underlying Fund Manager determines that other forms are consistent with that Underlying Fund's investment objectives and policies. Swap agreements are contracts entered into by two parties (primarily institutional investors) for periods ranging from a few weeks to more than a year. In a standard swap transaction, the parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index. Additional forms of swap agreements include (i) interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates exceed a specified rate or "cap;" (ii) interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates fall below a specified level or "floor;" and (iii) interest rate collars, under which a party sells a cap and purchases a floor (or vice versa) in an attempt to protect itself against interest rate movements exceeding certain minimum or maximum levels.

Generally, an Underlying Fund's obligations (or rights) under a swap agreement will be equal only to the net amount to be paid or received under the agreement, based on the relative values of the positions held by the parties. The risk of loss is limited to the net amount of interest payments that a party is contractually required to make. As such, if the counterparty to a swap defaults, an Underlying Fund's risk of loss consists of the net amount of payments that it is entitled to receive.

Regulation as a Commodity Pool Operator

The co-advisers, with respect to the Fund, have filed with the National Futures Association, a notice claiming an exclusion from the definition of the term "commodity pool operator" under the Commodity Exchange Act, as amended, and Rule 4.5 of the Commodity Futures Trading Commission promulgated thereunder, with respect to the Fund's operations. Accordingly, neither the Fund nor the co-advisers are subject to registration or regulation as a commodity pool operator.

When-Issued, Delayed Delivery and Forward Commitment Securities

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To reduce the risk of changes in securities prices and interest rates, the co-advisers or an Underlying Fund may purchase securities on a forward commitment, when-issued or delayed delivery basis. This means that delivery and payment occur a number of days after the date of the commitment to purchase. The payment obligation and the interest rate receivable with respect to such purchases are determined when the investment commitment is made but, the purchaser does not make payment until it receives delivery from the seller. The co-advisers or an Underlying Fund may, if it is deemed advisable, sell the securities after it commits to a purchase but before delivery and settlement takes place.

Securities purchased on a forward commitment, when-issued or delayed delivery basis are subject to changes in value based upon the public's perception of the creditworthiness of the issuer and changes (either real or anticipated) in the level of interest rates. Purchasing securities on a when-issued or delayed delivery basis can present the risk that the yield available in the market when the delivery takes place may be higher than that obtained in the transaction itself. Purchasing securities on a forward commitment, when-issued or delayed delivery basis when the Fund or an Underlying Fund is fully, or almost fully invested, results in a form of leverage and may cause greater fluctuation in the value of the net assets.

Non-Principal Investment Strategies

Money Market Instruments.

The Fund may invest some or all of its assets in money market mutual funds in such amounts as the co-advisers deem appropriate under the circumstances. In addition, an Underlying Fund may invest in various money market instruments that are, typically, high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less and may include U.S. Government securities, commercial paper, certificates of deposit and bankers acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, repurchase agreements and money market mutual funds.

Mutual Funds

The Fund may invest in registered investment companies (open-end funds commonly referred to as mutual funds). The 1940 Act provides that the Fund may not: (1) purchase more than 3% of an investment company's outstanding shares; (2) invest more than 5% of its assets in any single registered investment company (the "5% Limit"), and (3) invest more than 10% of its assets in registered investment companies overall (the "10% Limit"), unless: (i) the underlying investment company and/or the Fund has received an order for exemptive relief from such limitations from the Securities and Exchange Commission ("SEC"); and (ii) the underlying investment company and the Fund take appropriate steps to comply with any conditions in such order.

In addition, Section 12(d)(1)(F) of the 1940 Act provides that the provisions of paragraph 12(d)(1) shall not apply to securities purchased or otherwise acquired by the Fund if (i) immediately after such purchase or acquisition not more than 3% of the total outstanding stock of such investment company is owned by the Fund and all affiliated persons of the Fund; and (ii) the Fund has not, and is not proposing to offer or sell any security issued by it through a principal underwriter or otherwise at a public or offering price which includes a sales load of more than 1½% percent. The Fund does not charge any sales load. An investment company that issues shares to the Fund pursuant to paragraph 12(d)(1)(F) shall not be required to redeem its shares in an amount exceeding 1% of such investment company's total outstanding shares in any period of less than thirty days. The Fund (or

6

the BlueArc acting on behalf of the Fund) must comply with the following voting restrictions: when the Fund exercises voting rights, by proxy or otherwise, with respect to investment companies owned by the Fund, the Fund will either seek instruction from the Fund's shareholders with regard to the voting of all proxies and vote in accordance with such instructions, or vote the shares held by the Fund in the same proportion as the vote of all other holders of such security.

Further, the Fund may rely on Rule 12d1-3, which allows unaffiliated investment companies to exceed the 5% Limitation and the 10% Limitation, provided the aggregate sales loads any investor pays (i.e., the combined distribution expenses of both the acquiring fund and the acquired funds) does not exceed the limits on sales loads established by FINRA for funds of funds.

The Fund and any "affiliated persons," as defined by the 1940 Act, may purchase in the aggregate only up to 3% of the total outstanding securities of any investment company. Accordingly, when affiliated persons hold shares of any of an investment company, the Fund's ability to invest fully in shares of those funds is restricted, and the co-advisers must then, in some instances, select alternative investments that would not have been its first preference. The 1940 Act also provides that an investment company whose shares are purchased by the Fund will be obligated to redeem shares held by the Fund only in an amount up to 1% of the investment company's outstanding securities during any period of less than 30 days. Shares held by the Fund in excess of 1% of an investment company's outstanding securities therefore, will be considered not readily marketable securities.

Other Information About Determination of NAV.

The Fund may hold securities, such as private placements or other non-traded securities or temporarily illiquid securities, for which market quotations are not readily available or are determined to be unreliable. These securities will be valued at their fair market value as determined using the "fair value" procedures approved by the Board. The Board has delegated execution of these procedures to a fair value team composed of one of more representatives from the Fund, the co-advisers and the Fund's administrator (Gemini Fund Services, LLC). The team may also enlist third party consultants such as an audit firm or financial officer of a security issuer on an as-needed basis to assist in determining a security-specific fair value. The Board reviews and ratifies the execution of this process and the resultant fair value prices at least quarterly to assure the process produces reliable results.

Fair Value Team and Valuation Process. The applicable investments are valued collectively via inputs from each member supporting the fair value team. For example, fair value determinations are required for the following securities: (i) securities for which market quotations are insufficient or not readily available on a particular business day (including securities for which there is a short and temporary lapse in the provision of a price by the regular pricing source), (ii) securities for which, in the judgment of a co-adviser, the prices or values available do not represent the fair value of the instrument. Factors which may cause a co-adviser to make such a judgment include, but are not limited to, the following: only a bid price or an asked price is available; the spread between bid and asked prices is substantial; the frequency of sales; the thinness of the market; the size of reported trades; and actions of the securities markets, such as the suspension or limitation of trading; (iii) securities determined to be illiquid; (iv) securities with respect to which an event that will affect the value thereof has occurred (a "significant event") since the closing prices were established on the principal exchange on which they are traded, but prior to the Fund's calculation of its net asset value.

Standards For Fair Value Determinations. As a general principle, the fair value of a security is the amount that the Fund might reasonably expect to realize upon its current sale. The Trust has

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adopted Financial Accounting Standards Board Statement of Financial Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures ("ASC 820"). In accordance with ASC 820, fair value is defined as the price that the Fund would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. ASC 820 establishes a three-tier hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability, developed based on the best information available under the circumstances.

Various inputs are used in determining the value of the Fund's investments relating to ASC 820. These inputs are summarized in the three broad levels listed below.

Level 1 – quoted prices in active markets for identical securities.

Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3 – significant unobservable inputs (including a Fund's own assumptions in determining the fair value of investments).

The fair value team takes into account relevant factors and surrounding circumstances, which may include: (i) the nature and pricing history (if any) of the security; (ii) whether any dealer quotations for the security are available; (iii) possible valuation methodologies that could be used to determine the fair value of the security; (iv) the recommendation of a portfolio manager of the Fund with respect to the valuation of the security; (v) whether the same or similar securities are held by other funds managed by a co-adviser or other funds and the method used to price the security in those funds; (vi) the extent to which the fair value to be determined for the security will result from the use of data or formulae produced by independent third parties and (vii) the liquidity or illiquidity of the market for the security. A substantial portion of Fund assets may be valued as level 3 assets.

Board of Trustees Determination. The Board of Trustees meets at least quarterly to consider the valuations provided by fair value team and ratify valuations for the applicable securities. The Board of Trustees considers the reports provided by the fair value team, including follow up studies of subsequent market-provided prices when available, in reviewing and determining in good faith the fair value of the applicable portfolio securities.

ADDITIONAL INFORMATION ABOUT MANAGEMENT OF THE FUND

The Board has overall responsibility to manage and control the business affairs of the Fund, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund's business. The Board exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the board of directors of a registered investment company organized as a corporation. The business of the Fund

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is managed under the direction of the Board in accordance with the Agreement and Declaration of Trust and the Trust's By-laws (the "Governing Documents"), each as amended from time to time, which have been filed with the Securities and Exchange Commission and are available upon request. The Board consists of two individuals who are interested persons of the Trust as defined under the 1940 Act. The Board consists of five individuals, three of whom are not "interested persons" (as defined under the 1940 Act) of the Trust, the co-advisers, or the Trust's distributor ("Independent Trustees"). Interested Persons generally include affiliates, immediate family members of affiliates, any partner or employee of the Fund's legal counsel, and any person who has engaged in portfolio transactions for the Fund or who has loaned the Fund money or property within the previous six months. Pursuant to the Governing Documents of the Trust, the Trustees shall elect officers including a President, a Secretary, a Treasurer, a Principal Executive Officer and a Principal Financial or Accounting Officer. The Board retains the power to conduct, operate and carry on the business of the Trust and has the power to incur and pay any expenses, which, in the opinion of the Board, are necessary or incidental to carry out any of the Trust's purposes. The Trustees, officers, employees and agents of the Trust, when acting in such capacities, shall not be subject to any personal liability except for his or her own bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties.

Board Leadership Structure

The Trust is led by Ronald Zazworsky, Jr., who has served as the Chairman of the Board and President since November 2014. Mr. Zazworsky is an interested person of the Trust under the 1940 Act by virtue of his status as a Trust officer (President) and as an interested person (officer and controlling interestholder) of the Trust's investment adviser. The Board of Trustees is comprised of two interested person Trustees ("Interested Trustees") and three independent Trustees, those who are not interested persons of the Trust under the 1940 Act ("Independent Trustees"). The Independent Trustees have not selected a Lead Independent Trustee. Additionally, because certain 1940 Act governance guidelines may apply to the Trust from time to time, the Independent Trustees will meet in executive session, at least quarterly. Under the Trust's Agreement and Declaration of Trust and By-Laws, the Chairman of the Board, in his capacity as a Trustee and officer is generally responsible for (a) presiding at board meetings, (b) calling special meetings on an as-needed basis, (c) execution and administration of Trust policies including (i) setting the agendas for board meetings and (ii) providing information to board members in advance of each board meeting and between board meetings. Generally, the Trust believes it best to have an executive Chairman of the Board, who also serves as President (principal executive officer) and who is seen by our shareholders, business partners and other stakeholders as providing strong leadership. The Trust believes that its Chairman, the independent chair of the Audit Committee, and, as an entity, the full Board of Trustees, provide effective leadership that is in the best interests of the Trust, its Fund and each shareholder because of the Board's collective business acumen and strong understanding of the regulatory framework under which investment companies must operate.

Board Risk Oversight

The Board of Trustees is comprised of two Interested Trustees and three Independent Trustees with a standing independent Audit Committee with a separate chair (Mr. Brian Visel). The Board is responsible for overseeing risk management, and the full Board regularly engages in discussions of risk management and receives compliance reports that inform its oversight of risk management from its Chief Compliance Officer at quarterly meetings and on an ad hoc basis, when and if necessary. The Audit Committee considers financial and reporting risk within its area of

9

responsibilities. Generally, the Board believes that its oversight of material risks is adequately maintained through the compliance-reporting chain where the Chief Compliance Officer is the primary recipient and communicator of such risk-related information.

Trustee Qualifications

Generally, the Trust believes that each Trustee is competent to serve because of their individual overall merits including: (i) experience, (ii) qualifications, (iii) attributes and (iv) skills. Mr. Zazworsky has over 15 years of business experience in the investment management and corporate restructurings business and is familiar with the regulatory framework and restrictions under which a fund must operate. Mr. Philip Ashton has over 15 years of business experience in the investment management and investment banking business and is familiar with the regulatory framework and restrictions under which a fund must operate. Mr. Felix Rivera has over 20 years of business experience in the investment management and brokerage business and possesses a strong understanding of the regulatory framework under which investment companies must operate based, in part, upon his years of service as Trustee to another registered investment company. Mr. Joseph Breslin has over 20 years of business experience in the investment management and brokerage business and possesses a strong understanding of the regulatory framework under which investment companies must operate based, in part, upon his years of service as an officer and/or Trustee to other registered investment companies. Mr. Brian Visel has over 15 years of experience in the fund administration and accounting business and is familiar with the regulatory framework and restrictions under which a fund must operate. The Trust does not believe any one factor is determinative in assessing a Trustee's qualifications, but that the collective experience of each Trustee makes them each highly qualified.

Following is a list of the Trustees and executive officers of the Trust and their principal occupation over the last five years. Unless otherwise noted, the address of each Trustee and Officer is c/o BlueArc Multi-Strategy Fund, 17605 Wright Street, Suite 2, Omaha, NE 68130.

Independent Trustees

Name, Address* and Age	Position/Term of Office**	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex*** Overseen by Trustee	Other Directorships held by Trustee During Last 5 Years
Joseph Breslin Year of Birth 1953	Trustee, Nov. 2014 to present	President and Consultant, J.E. Breslin & Co., (management consulting firm to investment advisers), 2009 to present.	1

Director, Kinetics Mutual Funds, Inc. (mutual fund) from 2000 to present (8 portfolios); Trustee, Kinetics Portfolios Trust (mutual fund) from 2000 to present (8 portfolios); Trustee, Forethought Variable Insurance Trust

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(mutual fund) from 2013 to present (5 portfolios); Trustee, Hatteras Variable Trust (mutual fund) from 2012 to 2013; Trustee, Hatteras Alternative Mutual Funds Trust (mutual fund), from 2004 to present, (5 portfolios).

Felix Rivera Year of Birth 1963	Trustee, Nov. 2014 to present	Managing Partner, Independent Channel Advisors, LLC (investment advisory consultancy), Jan. 2011 - present; Chief Operating Officer, Biondo Investment Advisors, LLC, Apr. 2004 - Dec. 2010.	1	Advisors Preferred Trust (mutual fund), 2012 to present, (10 portfolios).
Brian Visel Year of Birth 1975	Trustee, Nov. 2014 to present	Senior Vice President, Trident Fund Services, Inc. (investment fund administration and accounting firm), Feb 2009 to present.	1	None

* The address for all officers and Trustees is c/o BlueArc Multi-Strategy Fund, 17605 Wright Street, Suite 2, Omaha, NE 68130.

** The term of office for each Trustee and officer listed above will continue indefinitely.

*** The term "Fund Complex" refers to the BlueArc Multi-Strategy Fund.

Interested Trustees and Officers

Name, Address* and Age	Position/Term of Office**	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex*** Overseen by Trustee	Other Directorships held by Trustee During Last 5 Years
Ronal Zazworsky, Jr. Year of Birth 1975	Trustee, Chairman and President, Nov. 2014 to present	Chief Executive Officer, BlueArc Capital Management, LLC (investment adviser), 2005 to present.	1	None
Philip Ashton Year of Birth 1969	Trustee, Treasurer, Secretary, Nov. 2014 to present	Portfolio Manager, Keel Point, LLC, Dec. 2014 to present; Portfolio Manager, Keel Point Advisors, LLC (investment adviser), July 2013 to present; Managing Director and Chief Investment Officer, O'Meara Ferguson Asset Management (investment adviser), July	1	None
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2009 to June 2013.
William Kimme Year of Birth 1962	Chief Compliance Officer and Anti-Money Laundering Officer, Nov. 2014 to present	Senior Compliance Officer of Northern Lights Compliance Services, LLC, 2011 to present; Due Diligence and Compliance Consultant, Mick & Associates (August, 2009-September 2011); Assistant Director, FINRA (January 2000-August 2009).	n/a	n/a

* The address for all officers and Trustees is c/o BlueArc Multi-Strategy Fund, 17605 Wright Street, Suite 2, Omaha, NE 68130.

** The term of office for each Trustee and officer listed above will continue indefinitely.

*** The term "Fund Complex" refers to the BlueArc Multi-Strategy Fund.

Board Committees

Audit Committee

The Board has an Audit Committee that consists of three Trustees, each of whom is not an "interested person" of the Trust within the meaning of the 1940 Act. The Audit Committee's responsibilities include: (i) recommending to the Board the selection, retention or termination of the Trust's independent auditors; (ii) reviewing with the independent auditors the scope, performance and anticipated cost of their audit; (iii) discussing with the independent auditors certain matters relating to the Trust's financial statements, including any adjustment to such financial statements recommended by such independent auditors, or any other results of any audit; (iv) reviewing on a periodic basis a formal written statement from the independent auditors with respect to their independence, discussing with the independent auditors any relationships or services disclosed in the statement that may impact the objectivity and independence of the Trust's independent auditors and recommending that the Board take appropriate action in response thereto to satisfy itself of the auditor's independence; and (v) considering the comments of the independent auditors and management's responses thereto with respect to the quality and adequacy of the Trust's accounting and financial reporting policies and practices and internal controls. The Audit Committee operates pursuant to an Audit Committee Charter. Due to the size of the Board, the Audit Committee is also responsible for seeking and reviewing nominee candidates for consideration as Independent Trustees as is from time to time considered necessary or appropriate. The Fund does not accept Trustee nominations from shareholders. As of the date of this Memorandum, the Audit Committee held 1 meeting.

Trustee Ownership

The following table indicates the dollar range of equity securities that each Trustee beneficially owned in the Fund as of December 31, 2014.

Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Joseph Breslin	None	None
Felix Rivera	None	None
Brian Visel	None	None
Ronald Zazworsky, Jr.	None	None
Philip Ashton	None	None

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Compensation

Each Trustee who is not affiliated with the Fund or a co-adviser or otherwise Independent will receive an annual fee of $10,000, as well as reimbursement for any reasonable expenses incurred attending the meetings. None of the executive officers receive compensation from the Trust.

The table below details the amount of compensation the Trustees are expected to receive from the Trust during the fiscal year ending April 30, 2015. The Trust does not have a bonus, profit sharing, pension or retirement plan.

Name and Position	Aggregate Compensation From Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Trust Paid to Directors
Joseph Breslin	$5,000	$0	$0	$5,000
Felix Rivera	$5,000	$0	$0	$5,000
Brian Visel	$5,000	$0	$0	$5,000
Ronald Zazworsky, Jr.	$0	$0	$0	$0
Philip Ashton	$0	$0	$0	$0

CODES OF ETHICS

Each of the Trust, the co-advisers and the Trust's distributor has adopted a code of ethics under Rule 17j-1 of the 1940 Act (collectively the "Ethics Codes"). Rule 17j-1 and the Ethics Codes are designed to prevent unlawful practices in connection with the purchase or sale of securities by covered personnel ("Access Persons"). The Ethics Codes permit Access Persons to, subject to certain restrictions, invest in securities, including securities that may be purchased or held by the Fund. Under the Ethics Codes, Access Persons may engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain Access Persons are required to obtain approval before investing in initial public offerings or private placements. The Ethics Codes can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. The codes are available on the EDGAR database on the SEC's website at www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

PROXY VOTING POLICIES AND PROCEDURES

The Board has adopted Proxy Voting Policies and Procedures ("Policies") on behalf of the Fund, which delegate the responsibility for voting proxies to BlueArc Capital Management, LLC, subject to the Board's continuing oversight. The Policies require that BlueArc vote proxies received in a manner consistent with the best interests of the Fund and shareholders. The Policies also require BlueArc to present to the Board, at least annually, any changes to BlueArc's Proxy Policies and a record of each proxy voted by BlueArc on behalf of the Fund, including a report on the resolution of all proxies identified by BlueArc involving a conflict of interest.

Where a proxy proposal raises a material conflict between the interests of BlueArc, any affiliated person(s) of BlueArc or the other co-adviser, the Fund's principal underwriter (distributor) or any affiliated person of the principal underwriter (distributor), or any affiliated person of the Fund or its

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shareholder's interests, BlueArc will resolve the conflict by voting in accordance with the policy guidelines or at the Fund's directive using the recommendation of an independent third party. If the third party's recommendations are not received in a timely fashion, BlueArc will abstain from voting. A copy of BlueArc's proxy voting policies is attached hereto as Appendix A.

Information regarding how the Fund voted proxies relating to portfolio securities held by the Fund during the most recent 12-month period ending June 30 will be available (1) without charge, upon request, by calling the Fund toll-free at 1-844-798-3838; and (2) on the U.S. Securities and Exchange Commission's website at http://www.sec.gov. In addition, a copy of BlueArc's proxy voting policies and procedures are also available by calling toll-free at 1-844-798-3838 and will be sent within three business days of receipt of a request.

CONTROL PERSONS AND PRINCIPAL HOLDERS

A principal shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding shares of a fund. A control person is one who owns, either directly or indirectly more than 25% of the voting securities of a company or acknowledges the existence of control. A control person may be able to determine the outcome of a matter put to a shareholder vote. As of January 31, 2015, the Trustees and officers as a group owned less than 1% of the outstanding shares of the Fund. As of January 31, 2015, the name, address and percentage of ownership of each entity or person that owned of record or beneficially 5% or more of the outstanding shares of the Fund were as follows:

Name & Address	Shares	Status	Percentage
JP Morgan Trust Company of Delaware 500 Stanton Rd Wilmington, DE 19804	598,965.4360	Record	7.82%
Anne L. Ueltschi, Trustee Anne L. Ueltschi Revocable Trust c/o BlueArc Multi-Strategy Fund 17605 Wright Street, Suite 2 Omaha, NE 68130	810,940.6310	Beneficial	10.59%

INVESTMENT ADVISORY AND OTHER SERVICES

The Co-Advisers

BlueArc Capital Management, LLC, located at One Buckhead Plaza 3060 Peachtree Road Suite 1600, Atlanta, GA 30305 has operated since 2005 managing investments in private equity and hedge fund strategies. As of March 31, 2015, BlueArc managed approximately $530 million in investments on behalf of family offices, institutional investors, and individuals. Ronald Zazworsky, Jr. is the Founder, Managing Director and the Chief Executive Officer of BlueArc and is deemed to control BlueArc as its sole interest holder.

Keel Point, LLC (formerly known as Blue Creek Investment Partners, LLC), with a principal office located at 100 Church Street, Suite 500, Huntsville, AL 35801, was founded in 2003 to provide investment advisory services to families and individuals as well as businesses. As of October 31, 2014, it managed over $300 million in investments. Keel Point, LLC is not deemed to be controlled by any single person or entity. Keel Point Partners, LLC is the sole interest holder of Keel Point, LLC.

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Keel Point Partners, LLC's interests are held by a diverse group, none of whom has sufficient voting interests to control Keel Point Partners, LLC.

Under the general supervision of the Fund's Board of Trustees, the co-advisers will carry out the investment and reinvestment of the net assets of the Fund, will furnish continuously an investment program with respect to the Fund, will determine which securities should be purchased, sold or exchanged. In addition, the co-advisers will assist in the supervision and oversight of the Fund's service providers. The co-advisers will furnish to the Fund office facilities, equipment and personnel for servicing the management of the Fund. The co-advisers will compensate all co-adviser personnel who provide services to the Fund. In return for these services, facilities and payments, the Fund has agreed to pay the co-advisers as compensation under the Investment Management Agreement a monthly fee at the annual rate of 1.50% of the Fund's daily average net assets, to be paid equally to the co-advisers. The co-advisers may employ research services and service providers to assist in the co-advisers' market analysis and investment selection.

The co-advisers and the Fund have entered into an expense limitation and reimbursement agreement under which the co-advisers have agreed contractually to waive its fees and to pay or absorb the ordinary operating expenses of the Fund (including all organization and offering expenses, but excluding interest and extraordinary expenses), to the extent that they exceed 2.50% per annum of the Fund's average daily net assets. In consideration of the co-advisers' agreement to limit the Fund's expenses, the Fund has agreed to repay the co-advisers in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement will be made only for fees and expenses incurred not more than three years from the end of the fiscal year in which they were incurred; and (2) the reimbursement may not be made if it would cause the Expense Limitation to be exceeded. The Expense Limitation Agreement will remain in effect unless and until the Board approves its modification or termination.

Conflicts of Interest

The co-advisers may provide investment advisory and other services, directly and through affiliates, to various entities and accounts other than the Fund ("Co-Adviser Accounts"). The Fund has no interest in these activities. The co-advisers and the investment professionals, who on behalf of the co-advisers, provide investment advisory services to the Fund, are engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and the Co-Adviser Accounts. Such persons devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate. Because the portfolio managers may manage assets for Co-Adviser Accounts such as other pooled investment vehicles and/or other accounts (including institutional clients, pension plans and certain high net worth individuals), or may be affiliated with such Co-Adviser Accounts, there may be an incentive to favor one Co-Adviser Account over another, resulting in conflicts of interest. For example, a co-adviser may, directly or indirectly, receive fees from Co-Adviser Accounts that are higher than the fee it receives from the Fund, or it may, directly or indirectly, receive a performance-based fee on Co-Adviser Account. In those instances, a portfolio manager may have an incentive to not favor the Fund over the Co-Adviser Accounts. The co-advisers have adopted trade allocation, such as pro-rata allocation, and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest.

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Participation in Investment Opportunities

Directors, principals, officers, employees and affiliates of the co-advisers may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund. As a result of differing trading and investment strategies or constraints, positions may be taken by directors, principals, officers, employees and affiliates of the co-advisers, or by the co-advisers for the Co-Adviser Accounts, if any, that are the same as, different from or made at a different time than, positions taken for the Fund.

PORTFOLIO MANAGERS

As described in this Memorandum, Mr. Zazworsky and Mr. Ashton serve as the portfolio managers and are primarily responsible for the day-to-day management of the Fund. Each receives a salary, discretionary bonus and retirement plan benefits. Also, Mr. Zazworsky receives profits of the co-adviser (BlueArc Capital Management, LLC). As of December 31, 2014, the portfolio managers owned no Fund shares.

As of November 30, 2014, Mr. Zazworsky was responsible for the management of the following types of accounts in addition to the Fund:

Other Accounts By Type	Total Number of Accounts by Account Type	Total Assets By Account Type	Number of Accounts by Type Subject to a Performance Fee	Total Assets By Account Type Subject to a Performance Fee
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	5	$275	0	$0
Other Accounts	0	$0	0	$0

As of November 30, 2014, Mr. Ashton was responsible for the management of the following types of accounts in addition to the Fund:

Other Accounts By Type	Total Number of Accounts by Account Type	Total Assets By Account Type	Number of Accounts by Type Subject to a Performance Fee	Total Assets By Account Type Subject to a Performance Fee
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	1	$101	0	$0
Other Accounts	0	$0	0	$0

Distributor

Northern Lights Distributors, LLC (the "Distributor"), located at 17605 Wright Street Omaha, NE 68130, is serving as the Fund's principal underwriter and acts as the distributor of the Fund's shares, subject to various conditions. The Distributor is not compensated by the Fund.

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ALLOCATION OF BROKERAGE

The co-advisers anticipate that the Fund's investments will be made without the services of a broker. However, the co-advisers have adopted best execution policies and procedures with respect to using the services of any broker to execute securities trades with respect to the Fund's investment portfolio. Specific decisions to purchase or sell securities for the Fund are made by the portfolio managers who are an employee of the respective co-adviser. The co-advisers are authorized by the Trustees to allocate the orders placed on behalf of the Fund to brokers or dealers who may, but need not, provide research or statistical material or other services to the Fund or a co-adviser for the Fund's use. Such allocation is to be in such amounts and proportions as the co-advisers may determine. In selecting a broker or dealer to execute each particular transaction, the co-advisers will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker or dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker or dealer to the investment performance of the Fund on a continuing basis.

TAX STATUS

The following discussion is general in nature and should not be regarded as an exhaustive presentation of all possible tax ramifications. All shareholders should consult a qualified tax adviser regarding their investment in the Fund.

The Fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), which requires compliance with certain requirements concerning the sources of its income, diversification of its assets, and the amount and timing of its distributions to shareholders. Such qualification does not involve supervision of management or investment practices or policies by any government agency or bureau. By so qualifying, the Fund should not be subject to federal income or excise tax on its net investment income or net capital gain, which are distributed to shareholders in accordance with the applicable timing requirements. Net investment income and net capital gain of the Fund will be computed in accordance with Section 852 of the Code. Net investment income is made up of dividends and interest less expenses. Net capital gain for a fiscal year is computed by taking into account any capital loss carryforward of the Fund.

The Fund intends to distribute all of its net investment income, any excess of net short-term capital gains over net long-term capital losses, and any excess of net long-term capital gains over net short-term capital losses in accordance with the timing requirements imposed by the Code and therefore should not be required to pay any federal income or excise taxes. Distributions of net investment income will be made quarterly and net capital gain will be made after the end of each fiscal year, and no later than December 31 of each year. Both types of distributions will be in shares of the Fund unless a shareholder elects to receive cash.

To be treated as a regulated investment company under Subchapter M of the Code, the Fund must also (a) derive at least 90% of its gross income from dividends, interest, payments with respect to securities loans, net income from certain publicly traded partnerships and gains from the sale or other disposition of securities or foreign currencies, or other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to the business of investing in such securities or currencies, and (b) diversify its holdings so that, at the end of each fiscal quarter, (i) at least 50% of the market value of the Fund's assets is represented by cash, U.S. government securities and securities of other regulated investment companies, and other securities (for purposes

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of this calculation, generally limited in respect of any one issuer, to an amount not greater than 5% of the market value of the Fund's assets and 10% of the outstanding voting securities of such issuer) and (ii) not more than 25% of the value of its assets is invested in the securities of (other than U.S. government securities or the securities of other regulated investment companies) any one issuer, two or more issuers which the Fund controls and which are determined to be engaged in the same or similar trades or businesses, or the securities of certain publicly traded partnerships.

If the Fund fails to qualify as a regulated investment company under Subchapter M in any fiscal year, it will be treated as a corporation for federal income tax purposes. As such, the Fund would be required to pay income taxes on its net investment income and net realized capital gains, if any, at the rates generally applicable to corporations. Shareholders of the Fund generally would not be liable for income tax on the Fund's net investment income or net realized capital gains in their individual capacities. Distributions to shareholders, whether from the Fund's net investment income or net realized capital gains, would be treated as taxable dividends to the extent of current or accumulated earnings and profits of the Fund.

The Fund is subject to a 4% nondeductible excise tax on certain undistributed amounts of ordinary income and capital gain under a prescribed formula contained in Section 4982 of the Code. The formula requires payment to shareholders during a calendar year of distributions representing at least 98% of the Fund's ordinary income for the calendar year and at least 98.2% of its capital gain net income (i.e., the excess of its capital gains over capital losses) realized during the one-year period ending October 31 during such year plus 100% of any income that was neither distributed nor taxed to the Fund during the preceding calendar year. Under ordinary circumstances, the Fund expects to time its distributions so as to avoid liability for this tax.

The following discussion of tax consequences is for the general information of shareholders that are subject to tax. Shareholders that are IRAs or other qualified retirement plans are exempt from income taxation under the Code.

Distributions of taxable net investment income and the excess of net short-term capital gain over net long-term capital loss are taxable to shareholders as ordinary income.

Distributions of net capital gain ("capital gain dividends") generally are taxable to shareholders as long-term capital gain, regardless of the length of time the shares of the Fund have been held by such shareholders.

A redemption of Fund shares by a shareholder will result in the recognition of taxable gain or loss in an amount equal to the difference between the amount realized and the shareholder's tax basis in his or her Fund shares. Such gain or loss is treated as a capital gain or loss if the shares are held as capital assets. However, any loss realized upon the redemption of shares within six months from the date of their purchase will be treated as a long-term capital loss to the extent of any amounts treated as capital gain dividends during such six-month period. All or a portion of any loss realized upon the redemption of shares may be disallowed to the extent shares are purchased (including shares acquired by means of reinvested dividends) within 30 days before or after such redemption.

Distributions of taxable net investment income and net capital gain will be taxable as described above, whether received in additional cash or shares. Shareholders electing to receive distributions in the form of additional shares will have a cost basis for federal income tax purposes in each share so received equal to the net asset value of a share on the reinvestment date.

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All distributions of taxable net investment income and net capital gain, whether received in shares or in cash, must be reported by each taxable shareholder on his or her federal income tax return. Dividends or distributions declared in October, November or December as of a record date in such a month, if any, will be deemed to have been received by shareholders on December 31, if paid during January of the following year. Redemptions of shares may result in tax consequences (gain or loss) to the shareholder and are also subject to these reporting requirements. Investing in municipal bonds and other tax-exempt securities is not a principal investment strategy of the Fund. Nonetheless, to the extent the Fund invests in municipal bonds, directly or through Underlying Funds, that are not exempt from calculations used to determine a taxpayer's status with respect to the alternative minimum tax, some shareholders may be subject to the alternative minimum tax. Investors should consult their tax advisers for more information.

Under the Code, the Fund will be required to report to the Internal Revenue Service all distributions of taxable income and capital gains as well as gross proceeds from the redemption or exchange of Fund shares, except in the case of certain exempt shareholders. Under the backup withholding provisions of Section 3406 of the Code, distributions of taxable net investment income and net capital gain and proceeds from the redemption or exchange of the shares of a regulated investment company may be subject to withholding of federal income tax in the case of non-exempt shareholders who fail to furnish the investment company with their taxpayer identification numbers and with required certifications regarding their status under the federal income tax law, or if the Fund is notified by the IRS or a broker that withholding is required due to an incorrect TIN or a previous failure to report taxable interest or dividends. If the withholding provisions are applicable, any such distributions and proceeds, whether taken in cash or reinvested in additional shares, will be reduced by the amounts required to be withheld.

Payments to a shareholder that is either a foreign financial institution ("FFI") or a non-financial foreign entity ("NFFE") within the meaning of the Foreign Account Tax Compliance Act ("FATCA") may be subject to a generally nonrefundable 30% withholding tax on: (a) income dividends paid by a Fund after June 30, 2014 and (b) certain capital gain distributions and the proceeds arising from the sale of Fund shares paid by the Fund after December 31, 2016. FATCA withholding tax generally can be avoided: (a) by an FFI, subject to any applicable intergovernmental agreement or other exemption, if it enters into a valid agreement with the IRS to, among other requirements, report required information about certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. A Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA. Withholding also may be required if a foreign entity that is a shareholder of a Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

Options, Futures, Forward Contracts and Swap Agreements

To the extent such investments are permissible for the Fund, directly or through an Underlying Fund, the Fund's transactions in options, futures contracts, hedging transactions, forward contracts, straddles and foreign currencies will be subject to special tax rules (including mark-to-market, constructive sale, straddle, wash sale and short sale rules), the effect of which may be to accelerate income to the Fund, defer losses to the Fund, cause adjustments in the holding periods of the Fund's securities, convert long-term capital gains into short-term capital gains and convert short-term capital

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losses into long-term capital losses. These rules could therefore affect the amount, timing and character of distributions to shareholders.

To the extent such investments are permissible for the Fund, directly or through an Underlying Fund, certain of the Fund's hedging activities (including its transactions, if any, in foreign currencies or foreign currency-denominated instruments) are likely to produce a difference between its book income and its taxable income. If the Fund's book income exceeds its taxable income, the distribution (if any) of such excess book income will be treated as (i) a dividend to the extent of the Fund's remaining earnings and profits (including earnings and profits arising from tax-exempt income), (ii) thereafter, as a return of capital to the extent of the recipient's basis in the shares, and (iii) thereafter, as gain from the sale or exchange of a capital asset. If the Fund's book income is less than taxable income, the Fund could be required to make distributions exceeding book income to qualify as a regular investment company that is accorded special tax treatment.

Passive Foreign Investment Companies

Investment by the Fund in certain "passive foreign investment companies" ("PFICs") could subject the Fund to a U.S. federal income tax (including interest charges) on distributions received from the company or on proceeds received from the disposition of shares in the company, which tax cannot be eliminated by making distributions to Fund shareholders. However, the Fund may elect to treat a PFIC as a "qualified electing Fund" ("QEF election"), in which case the Fund will be required to include its share of the company's income and net capital gains annually, regardless of whether they receive any distribution from the company.

The Fund also may make an election to mark the gains (and to a limited extent losses) in such holdings "to the market" as though it had sold and repurchased its holdings in those PFICs on the last day of the Fund's taxable year. Such gains and losses are treated as ordinary income and loss. The QEF and mark-to-market elections may accelerate the recognition of income (without the receipt of cash) and increase the amount required to be distributed for the Fund to avoid taxation. Making either of these elections therefore may require the Fund to liquidate other investments (including when it is not advantageous to do so) to meet its distribution requirement, which also may accelerate the recognition of gain and affect the Fund's total return.

Foreign Currency Transactions

The Fund's transactions, directly or through an Underlying Fund, in foreign currencies, foreign currency-denominated debt securities and certain foreign currency options, futures contracts and forward contracts (and similar instruments) may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in the value of the foreign currency concerned.

Foreign Taxation

Income received by the Fund from sources within foreign countries may be subject to withholding and other taxes imposed by such countries. Tax treaties and conventions between certain countries and the U.S. may reduce or eliminate such taxes. If more than 50% of the value of the Fund's total assets at the close of its taxable year consists of securities of foreign corporations, the Fund may be able to elect to "pass through" to the Fund's shareholders the amount of eligible foreign income and similar taxes paid by the Fund. If this election is made, a shareholder generally subject to tax will be required to include in gross income (in addition to taxable dividends actually received) his or her pro rata share of the foreign taxes paid by the Fund, and may be entitled either to deduct (as

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an itemized deduction) his or her pro rata share of foreign taxes in computing his or her taxable income or to use it as a foreign tax credit against his or her U.S. federal income tax liability, subject to certain limitations. In particular, a shareholder must hold his or her shares (without protection from risk of loss) on the ex-dividend date and for at least 15 more days during the 30-day period surrounding the ex-dividend date to be eligible to claim a foreign tax credit with respect to a gain dividend. No deduction for foreign taxes may be claimed by a shareholder who does not itemize deductions. Each shareholder will be notified within 60 days after the close of the Fund's taxable year whether the foreign taxes paid by the Fund will "pass through" for that year.

Generally, a credit for foreign taxes is subject to the limitation that it may not exceed the shareholder's U.S. tax attributable to his or her total foreign source taxable income. For this purpose, if the pass-through election is made, the source of the Fund's income will flow through to shareholders of the Fund. With respect to the Fund, gains from the sale of securities will be treated as derived from U.S. sources and certain currency fluctuation gains, including fluctuation gains from foreign currency-denominated debt securities, receivables and payables will be treated as ordinary income derived from U.S. sources. The limitation on the foreign tax credit is applied separately to foreign source passive income, and to certain other types of income. A shareholder may be unable to claim a credit for the full amount of his or her proportionate share of the foreign taxes paid by the Fund. The foreign tax credit can be used to offset only 90% of the revised alternative minimum tax imposed on corporations and individuals and foreign taxes generally are not deductible in computing alternative minimum taxable income.

OTHER INFORMATION

Each Share represents a proportional interest in the assets of the Fund. Each share has one vote at shareholder meetings, with fractional shares voting proportionally, on matters submitted to the vote of shareholders. There are no cumulative voting rights. Shares do not have pre-emptive or conversion or redemption provisions. In the event of a liquidation of the Fund, shareholders are entitled to share, pro rata, in the net assets of the Fund available for distribution to shareholders after all expenses and debts have been paid.

Legal Counsel

Thompson Hine LLP, 41 S. High St., Suite 1700, Columbus, OH 43215, acts as legal counsel to the Trust.

Custodian

MUFG Union Bank, N.A. (the "Custodian") serves as the primary custodian of the Fund's assets, and may maintain custody of the Fund's assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Trustees. Assets of the Fund are not held by the co-advisers or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian's principal business address is 400 California Street, San Francisco, CA 94104.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP is the independent registered public accounting firm for the Fund and will audit the Fund's financial statements. KPMG LLP is located at 303 Peachtree Street, NE, Suite 2000, Atlanta, GA 30308.

FINANCIAL STATEMENTS

Because the Fund has only recently commenced investment operations, no financial highlights are available for the Fund at this time.

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APPENDIX A

BlueArc Capital Management, LLC Proxy Voting Policies and Procedures

Policy

BlueArc Capital Management, LLC ("BlueArc") has adopted the following proxy voting policies and procedures ("Proxy Voting Policy") for the voting of proxies on behalf of client accounts for which BlueArc Capital Management, LLC has voting discretion by contract. Under this Proxy Voting Policy, shares are to be voted in a timely manner and in the best interests of the client. BlueArc's CCO is responsible for monitoring compliance with these policies and procedures.

BlueArc considers proxy voting an important part of management services, and as such, BlueArc seeks to vote all proxies of securities held in client accounts for which it has proxy voting authority in the best interest of those clients. The procedures that govern this activity are reasonably designed to ensure that proxies are voted in the best interest of BlueArc's clients.

Fiduciary Responsibility and Long-term Shareholder Value

BlueArc's fiduciary obligation to manage its accounts in the best interest of its clients extends to proxy voting. When voting proxies, BlueArc considers those factors that would affect the value of its clients' investment and acts solely in the interest of, and for the exclusive purpose of providing benefits to, its clients. If required by ERISA, BlueArc votes proxies solely in the interest of the participants and beneficiaries of retirement plans and does not subordinate the interest of participants and beneficiaries in their retirement income to unrelated objectives.

BlueArc believes the best interests of clients are served by voting proxies in a way that maximizes long-term shareholder value. Therefore, the investment professionals responsible for voting proxies have the discretion to make the best decision given the individual facts and circumstances of each issue. Proxy issues are evaluated on their merits and considered in the context of the analyst's knowledge of a company, its current management, management's past record, and BlueArc's general position on the issue. In addition, proxy issues may be reviewed and voted on by a proxy voting committee comprised primarily of investment professionals, bringing a wide range of experience and views to bear on each decision.

As the management of a portfolio company is responsible for its day-to-day operations, BlueArc believes that management, subject to the oversight of the relevant board of directors, is often in the best position to make decisions that serve the interests of shareholders. However, BlueArc votes against management on proposals where it perceives a conflict may exist between management and client interests, such as those that may insulate management or diminish shareholder rights. BlueArc also votes against management in other cases where the facts and circumstances indicate that the proposal is not in its clients' best interests.

Similarly, poor past performance, uncertainties about management and future directions, and other factors may lead the investment professional to conclude that particular proposals present unacceptable investment risks and should not be supported. The investment professional also evaluates proposals in context. A particular proposal may be acceptable standing alone, but objectionable when part of an existing or proposed package. Special circumstances may also justify casting different votes for different clients with respect to the same proxy vote.

Proxy Special Review

BlueArc may occasionally be subject to conflicts of interest in the voting of proxies due to business or personal relationships with persons having an interest in the outcome of certain votes. For example, BlueArc or its affiliates may provide investment management and related services to accounts owned or controlled by companies whose management is soliciting proxies. Occasionally, BlueArc may also have business or personal relationships with other proponents of proxy proposals, participants in proxy contests, corporate directors or candidates for directorships. BlueArc may also be required to vote proxies for securities issued

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by its affiliates or on matters in which BlueArc has a direct financial interest, such as shareholder approval of a change in the advisory fees paid by a fund.

When voting these proxies, BlueArc analyzes the issues on their merits and does not consider any client relationship in a way that interferes with its responsibility to vote proxies in the best interest of its clients. The BlueArc Proxy Special Review Committee reviews certain of these proxy decisions for improper influences on the decision-making process and takes appropriate action, if necessary. The Special Review Committee is typically comprised primarily of the investment professional, the CEO and the CCO. The CEO has the responsibility to determine whether a proxy vote involves a potential conflict of interest and how the conflict should be addressed in conformance with the Proxy Voting Policy.

Procedures

Proxy Review Process

BlueArc's investment professionals are responsible for coordinating the voting of proxies with the CCO. These professionals work with the companies and are responsible for coordinating and documenting the internal review of proxies.

The investment professional reviews each proxy ballot for standard and non-standard items. Standard proxy items are typically voted with management unless the investment professional who follows the company or a member of an investment or proxy voting committee requests additional review. Standard items currently include the uncontested election of directors, ratifying auditors, adopting reports and accounts, setting dividends and allocating profits for the prior year, and certain other administrative items. All other items are voted in accordance with the decision of the investment professional or the Special Review Committee depending on parameters determined by the Special Review Committee from time to time.

BlueArc may choose not to vote proxies in certain situations or for a Client. This may occur, for example, in situations where the exercise of voting rights could restrict the ability to freely trade the security in question (as is the case, for example, in certain foreign jurisdictions known as "blocking markets"). In addition, voting certain international securities may involve unusual costs to clients. In other cases it may not be possible to vote certain proxies despite good faith efforts to do so, for instance when inadequate notice of the matter is provided. In the instance of loan securities, voting of proxies typically requires termination of the loan, so it is not usually in the best economic interests of clients to vote proxies on loaned securities. BlueArc typically will not, but reserves the right to, vote where share blocking restrictions, unusual costs or other barriers to efficient voting apply. If BlueArc does not vote, it would have made the determination that the cost of voting exceeds the expected benefit to the client. The investment professional shall record the reason for any proxy not being voted, which record shall be kept with the proxy voting records of BlueArc.

Proxy Voting Guidelines

BlueArc has developed proxy voting guidelines that reflect its general position and practice on various issues. To preserve the ability of decision makers to make the best decision in each case, these guidelines are intended only to provide context and are not intended to dictate how the issue must be voted. The guidelines are reviewed and updated as necessary, but at least annually, by the Special Review Committee.

BlueArc's general position related to corporate governance, capital structure, stock option and compensation plans and social and corporate responsibility issues is reflected below:

•       Corporate governance. BlueArc supports strong corporate governance practices. It generally votes against proposals that serve as anti-takeover devices or diminish shareholder rights, such as poison pill plans and supermajority vote requirements, and generally supports proposals that encourage responsiveness to shareholders, such as initiatives to declassify the board or establish a majority voting standard for the election of the board of directors. Mergers and acquisitions, re-incorporations, and other corporate restructurings are considered on a case-by-case basis, based on the investment merits of the proposal.

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•       Capital structure. BlueArc generally supports increases to capital stock for legitimate financing needs. It generally does not support changes in capital stock that can be used as an anti-takeover device, such as the creation of or increase in blank-check preferred stock or of a dual class capital structure with different voting rights.

•       Stock-related remuneration plans. BlueArc supports the concept of stock-related compensation plans as a way to align employee and shareholder interests. However, plans that include features which undermine the connection between employee and shareholder interests generally are not supported. When voting on proposals related to new plans or changes to existing plans, BlueArc considers, among other things, the following information to the extent it is available: the exercise price of the options, the size of the overall plan and/or the size of the increase, the historical dilution rate, whether the plan permits option repricing, the duration of the plan, and the needs of the company. Additionally, BlueArc supports option expensing in theory and will generally support shareholder proposals on option expensing if such proposal language is non-binding and does not require the company to adopt a specific expensing methodology.

•       Corporate social responsibility. BlueArc votes on these issues based on the potential impact to the value of its clients' investment in the portfolio company.

Special Review Procedures

If an investment professional has a personal conflict in making a voting recommendation on a proxy issue, he or she must disclose such conflict, along with his or her recommendation. If a member of the Special Review Committee has a personal conflict in voting the proxy, he or she must disclose such conflict to the appropriate proxy voting committee and must not vote on the issue.

Clients representing $25,000 or more of assets under investment management across all affiliates of BlueArc, are deemed to be "Interested Clients". Each proxy is reviewed to determine whether the portfolio company, a proponent of a shareholder proposal, or a known supporter of a particular proposal is an Interested Client. If the voting decision for a proxy involving an Interested Client is against such client, then it is presumed that there was no undue influence in favor of the Interested Client. If the decision is in favor of the Interested Client, then the decision, the rationale for such decision, information about the client relationship and all other relevant information is reviewed by the Special Review Committee. The committee reviews such information in order to identify whether there were improper influences on the decision-making process so that it may determine whether the decision was in the best interest of BlueArc's clients. Based on its review, the Special Review Committee may accept or override the decision, or determine another course of action. Any other proxy will be referred to the Special Review Committee if facts or circumstances warrant further review.

BlueArc's Proxy Voting Record

Upon client request, BlueArc will provide reports of its proxy voting record as it relates to the securities held in the client's account(s) for which BlueArc has proxy voting authority. Clients will be informed how they may obtain these proxy voting policies and procedures through BlueArc's Part 2A of Form ADV.

Books and Records

BlueArc will prepare and maintain the following records of its proxy voting:

•	The proxy voting policies and procedures;
•	Copies of proxy statements BlueArc received for client securities;
•	A record of each vote BlueArc cast on behalf of a client;
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  A copy of any document BlueArc created that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for that decision; and
  A copy of each written client request for information on how BlueArc voted proxies on behalf of the client, and a copy of any written response by BlueArc to any (written or oral) client request for that information on behalf of the requesting client.

Annual Assessment

BlueArc will conduct an annual assessment of this proxy voting policy and related procedures and will notify clients for which it has proxy voting authority of any material changes to the policy.

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PART C - OTHER INFORMATION

Item 25. Financial Statements and Exhibits

1. Financial Statements

Part A: None.

Part B: None.

2. Exhibits

a.	(1) Agreement and Declaration of Trust (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
(2) Certificate of Trust (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
b.	By-Laws (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
c.	Voting Trust Agreements: None
d.	Instruments Defining Rights of Security Holders. See Article III, "Shares" and Article V "Shareholders' Voting Powers and Meetings" of the Registrant's Agreement and Declaration of Trust. See also, Article 2, "Meetings" of shareholders of the Registrant's By-Laws.
e.	Dividend reinvestment plan: None
f.	Rights of subsidiaries long-term debt holders: Not applicable.
g.	Investment Co-Advisory Agreement (previously filed December 31, 2014 as an exhibit to Post-Effective amendment No. 1 to the Registration Statement on Form N-2, and hereby incorporated by reference.)
h.	(1) Distribution Agreement (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
(2) Selling Agreement Form (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
i.	Bonus, profit sharing, pension and similar arrangements for Fund Trustees and Officers: None.
j.	Custodian Agreement (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
k.	(1) Fund Services Agreement (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
(2) Expense Limitation Agreement (previously filed December 31, 2014 as an exhibit to Post-Effective amendment No. 1 to the Registration Statement on Form N-2, and hereby incorporated by reference.)
l.	Opinion and Consent of Counsel: None
m.	Non-resident Trustee Consent to Service of Process: Not applicable
n.	Consent of Independent Registered Public Accounting Firm: None
o.	Omitted Financial Statements: None
p.	Initial Capital Agreement: None
q.	Model Retirement Plan: None
r.	(1) Code of Ethics-Trust (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
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(2) Code of Ethics-co-adviser (BlueArc Capital Management, LLC) (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
(3) Code of Ethics-co-adviser (Keel Point, LLC, f.k.a. Blue Creek Investment Partners, LLC) (previously filed December 31, 2014 as an exhibit to Post-Effective amendment No. 1 to the Registration Statement on Form N-2, and hereby incorporated by reference.)
(4) Code of Ethics-Principal Underwriter/Distributor (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)
s.	Powers of Attorney (previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)

Item 26. Marketing Arrangements

Not Applicable.

Item 27. Other Expenses of Issuance and Distribution (estimated)

SEC Registration fees	$0
FINRA fees	$1,000
Legal fees	$25,000
Blue Sky fees	$20,000
Accounting fees	$2,000
Printing	$2,000
Total	$50,000

Item 28. Persons Controlled by or Under Common Control with Registrant

None

Item 29 . Number of Holders of Securities as of January 31, 2015

Title of Class Shares of Beneficial Ownership.	Number of Record Holders 69

Item 30. Indemnification

Reference is made to Article VIII, Section 2 of the Registrant's Agreement and Declaration of Trust (the "Declaration of Trust"), filed as Exhibit (a)(1) hereto, and to Section 9 of the Registrant's Underwriting/Distribution Agreement, filed as Exhibit (h)(1). The Registrant hereby undertakes that it will apply the indemnification provisions of the Declaration of Trust and Distribution Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect. The Registrant maintains insurance on behalf of any person who is or was an independent trustee, officer, employee, or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

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Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of the Co-Advisers

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Registrant's Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the co-advisers is included in Form ADV as filed with the SEC (File No. 801-79523 for BlueArc Capital Management, LLC) and (File No. 801-62249 for Keel Point, LLC, f.k.a. Blue Creek Investment Partners, LLC), and is incorporated herein by reference.

Item 32. Location of Accounts and Records

Gemini Fund Services, LLC, the Fund's administrator, maintains certain required accounting related and financial books and records of the Registrant at 17605 Wright Street, Suite 2, Omaha, NE 68130 and 80 Arkay Drive, Hauppauge, New York 11788. MUFG Union Bank, N.A., the Fund's custodian, maintains certain required accounting related and financial books and records of the Registrant at 350 California Street, 6th Floor San Francisco, California 94104. Northern Lights Distributors, LLC, the Fund's distributor, maintains certain required accounting related and financial books and records of the Registrant at 17605 Wright Street Omaha, NE 68130. The other required books and records are maintained by the co-advisers at in the case of BlueArc Capital Management, LLC, One Buckhead Plaza 3060 Peachtree Road Suite 1600, Atlanta, GA 30305 and in the case of Keel Point, LLC, f.k.a. Blue Creek Investment Partners, LLC, 100 Church Street, Suite 500, Huntsville, AL 35801 and 8065 Leesburg Pike Suite 300, Vienna, VA 22182.

Item 33. Management Services

Not Applicable.

Item 34. Undertakings

None

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 10th day of April 2015.

BlueArc Multi-Strategy Fund

By: /s/ JoAnn M. Strasser

JoAnn M. Strasser

Attorney-in-Fact*

*(Pursuant to Power of Attorney previously filed December 23, 2014 as an exhibit to the Registration Statement on Form N-2, and hereby incorporated by reference.)

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